Filed pursuant to Rule 424(b)(5)
Registration No. 333-233669

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(1)
5.625% Junior Subordinated Notes due 2079	$200,000,000	$24,240

(1)	Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 9, 2019)

$200,000,000

South Jersey Industries, Inc.

5.625% Junior Subordinated Notes due 2079

South Jersey Industries, Inc. (“SJI”) is offering $200,000,000 aggregate principal amount of 5.625% Junior Subordinated Notes due 2079 (the “Notes”). We will pay interest on the Notes at a rate of 5.625% per year, payable quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, beginning on December 16, 2019. The Notes will mature as to principal on September 16, 2079.

So long as no event of default with respect to the Notes has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest on the Notes for up to 40 consecutive quarterly periods without giving rise to an event of default. Any deferred interest payments will bear additional interest at a rate of 5.625% per year, compounded quarterly, to the extent permitted by applicable law. See “Description of the Notes—Option to Defer Interest Payments.”

The Notes will be issued in denominations of $25.00 or any integral multiple of $25.00 in excess thereof.

We may redeem the Notes at our option, at the times and at the redemption prices described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” The Notes do not have the benefit of any sinking fund. The Notes will be our direct and unsecured obligations and will rank subordinate and junior in right of payment to all of our current and future priority indebtedness. The Notes will rank equal in right of payment to our existing pari passu indebtedness and any other pari passu subordinated indebtedness that we may incur in the future.

The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange and, if the application is approved, we expect trading in the Notes to begin within 30 days after the date that the Notes are first issued.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount(2)	Proceeds to SJI Before Expenses
Per Note	$25.00	$0.7875	$24.2125
Total Notes(2)	$200,000,000	$6,300,000	$193,700,000
(1)	Plus accrued interest from September 16, 2019, if settlement occurs after that date.
(2)	An underwriting discount of $0.7875 per Note for sales to retail investors (or up to $6,300,000 for all Notes) will be deducted from the proceeds paid to us by the underwriters. However, the discount will be $0.5000 per Note for sales to institutional investors and, to the extent of such institutional sales, the total underwriting discount will be less than the amount set forth in the above table. As a result of sales to institutional investors, the total proceeds to us increased by $957,375, and the total underwriting discount was $5,342,625. Certain other expenses of the offering will be paid by us. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect the Notes to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV, on or about September 16, 2019.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Co-Managers

BB&T Capital Markets	Citizens Capital Markets	Guggenheim Securities	Janney Montgomery Scott
J.P. Morgan	KeyBanc Capital Markets	Maxim Group LLC
PNC Capital Markets LLC	TD Securities	The Williams Capital Group, L.P.

The date of this prospectus supplement is September 9, 2019.

Prospectus

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

S-i

About this Prospectus Supplement

We provide information to you about the Notes in two separate documents: (1) this prospectus supplement, which describes the specific terms of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the Notes being offered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement, the documents incorporated by reference herein and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find Additional Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “SJI,” “the Company,” “we,” “us” and “our” refer to South Jersey Industries, Inc. and its subsidiaries.

All references in this prospectus supplement to the Annual Report on Form 10-K for the year ended December 31, 2018 refer to the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2019.

S-ii

Special Note Regarding
Forward-Looking Statements

This prospectus supplement, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; changes in business strategies; and the risks set forth under “Risk Factors” in this prospectus supplement and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, incorporated by reference herein.

These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Risk Factors” in this prospectus supplement, under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and in our other SEC filings incorporated by reference into this prospectus supplement. While we believe these forward-looking statements to be reasonable, no assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find Additional Information.”

S-iii

Summary

The following summary should be read together with the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus about our business and our offering of the Notes. For a more complete understanding of our Company and this offering, we encourage you to read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference into the prospectus supplement and the prospectus, carefully to understand fully the Notes as well as other considerations that are important in deciding whether to invest in the Notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2018, incorporated by reference herein, to determine whether an investment in the Notes is appropriate for you.

South Jersey Industries

South Jersey Industries, Inc. (“SJI”), a New Jersey corporation, was formed in 1969 for the purpose of owning and holding all of the outstanding common stock of South Jersey Gas Company, a public utility, and acquiring and developing non-utility lines of business. SJI provides a variety of energy-related products and services, primarily through the following wholly-owned subsidiaries:

SJI Utilities, Inc. (“SJIU”)

SJIU was established as a subsidiary of SJI for the purpose of serving as a holding company that owns SJG, and, as of July 1, 2018, ETG and ELK (each as defined below).

South Jersey Gas Company (“SJG”), a New Jersey corporation, is an operating public utility company engaged in the purchase, transmission and sale of natural gas for residential, commercial and industrial use. SJG also sells natural gas and pipeline transportation capacity (off-system sales) on a wholesale basis to various customers on the interstate pipeline system and transports natural gas purchased directly from producers or suppliers to their customers. SJG contributed approximately $82.9 million to SJI’s net income on a consolidated basis in 2018.

SJG’s service territory covers approximately 2,500 square miles in the southern part of New Jersey. It includes 117 municipalities throughout Atlantic, Cape May, Cumberland and Salem Counties and portions of Burlington, Camden and Gloucester Counties. SJG benefits from its proximity to Philadelphia, PA and Wilmington, DE on the western side of its service territory and the popular shore communities on the eastern side. Continuing expansion of SJG’s infrastructure throughout its seven-county region has fueled annual customer growth and creates opportunities for future extension into areas not yet served by natural gas.

On July 1, 2018, SJI, through its wholly-owned subsidiary SJIU, acquired the assets of ETG and ELK from Pivotal Utility Holdings, Inc., a subsidiary of Southern Company Gas (the “Acquisition”).

Elizabethtown Gas Company (“ETG”) is a regulated natural gas utility which distributes natural gas in seven counties in northern and central New Jersey. ETG serves residential, business and industrial customers, with a service territory that covers the northern part of New Jersey, including 86 municipalities throughout Union, Middlesex, Sussex, Warren, Hunterdon, Morris and Mercer Counties. ETG was founded in 1855 and is based in Union, New Jersey. ETG had a net loss of approximately $5.0 million, which reduced SJI’s net income on a consolidated basis in 2018 by such amount.

Elkton Gas Company (“ELK”) is a regulated natural gas utility which distributes natural gas in northern Maryland. ELK’s service territory covers approximately six square miles in Elkton, Maryland with an estimated permanent population of 16,000. At present, ELK serves approximately 44% of households within its territory with natural gas. ELK’s diverse customer base includes residential and commercial accounts coupled with a significant industrial presence in the military and defense, pharmaceutical, chemical and textile industries. We are continually evaluating our portfolio of assets and are under discussions that may result in the sale of our ELK facility.

South Jersey Energy Solutions, LLC (“SJES”)

SJI groups its nonutility operations into two categories: Energy Group and Energy Services. Energy Group includes wholesale energy and retail electric operations. Energy Services includes on-site energy production and appliance service operations. SJI established SJES as a direct subsidiary for the purpose of serving as a holding company for all of SJI’s non-utility businesses. The following businesses are wholly-owned subsidiaries of SJES:

Energy Group:

South Jersey Energy Company (“SJE”) provides services for the acquisition and transportation of electricity for retail end users and markets total energy management services. SJE markets electricity to commercial and industrial customers. SJE became active in the residential market for electricity beginning in March 2016 as a result of several municipal aggregation bids won in the second half of 2015. Most customers served by SJE are located within New Jersey, northwestern Pennsylvania and New England. In 2018, SJE had a net loss of approximately $6.0 million which reduced SJI’s net income on a consolidated basis by such amount. In November 2018, SJI sold SJE’s retail gas businesses.

South Jersey Resources Group, LLC (“SJRG”) markets natural gas storage, commodity and transportation assets along with fuel management services on a wholesale basis. Customers include energy marketers, electric and gas utilities, power plants and natural gas producers. SJRG’s marketing activities occur mainly in the mid-Atlantic, Appalachian and southern regions of the country.

SJRG also conducts price risk management activities by entering into a variety of physical and financial transactions including forward contracts, swap agreements, option contracts and futures contracts. In 2018, SJRG contributed approximately $66.2 million to SJI’s net income on a consolidated basis.

South Jersey Exploration, LLC (“SJEX”) owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania. SJEX is considered part of SJI’s wholesale energy operations. In 2018, SJEX contributed approximately $0.2 million to SJI’s net income on a consolidated basis.

Energy Services:

Marina Energy, LLC (“Marina”) develops and operates on-site energy-related projects. Marina’s largest wholly-owned operating project provides cooling, heating and emergency power to the Borgata Hotel Casino & Spa in Atlantic City, NJ. Other entities that are wholly-owned by Marina are ACB Energy Partners, LLC (“ACB”), AC Landfill Energy, LLC (“ACLE”), BC Landfill Energy, LLC (“BCLE”), SC Landfill Energy, LLC (“SCLE”), and SX Landfill Energy, LLC (“SXLE”). ACB owns and operates a natural gas fueled combined heating, cooling and power facility located in Atlantic City, New Jersey. ACLE, BCLE, SCLE and SXLE own and operate landfill gas-to-energy production facilities in Atlantic, Burlington, Salem and Sussex Counties in New Jersey. In 2018, Marina had a net loss of approximately $78.0 million, which reduced SJI’s net income on a consolidated basis by such amount.

South Jersey Energy Service Plus, LLC (“SJESP”) receives commissions on service contracts from a third party. In 2018, SJESP contributed approximately $1.5 million to SJI’s net income on a consolidated basis.

SJI Midstream, LLC (“Midstream”) owns a 20% equity investment in PennEast Pipeline Company, LLC (“PennEast”), through which SJI, along with other investors, expects to construct an approximately 118-mile natural gas pipeline that will extend from Northeastern Pennsylvania into New Jersey. In 2018, Midstream contributed approximately $3.1 million to SJI’s net income on a consolidated basis.

Our Strategy

Our primary strategic focus has been on our core utilities and natural extensions of those businesses. That focus enables us to concentrate on business activities that match our core competencies. Our current long-term goals are to grow Economic Earnings Per Share 6-8% annually while maintaining high quality earnings, a strong balance sheet and a low-to-moderate risk profile. Management established those goals in conjunction with our board of directors based upon a number of different internal and external factors that characterize and influence our current and expected future activities. Going forward we expect to pursue business opportunities that fit this model. Our key strategic priorities are as follows:

Pursue high-quality earnings growth

SJI’s stated goal is to grow Economic Earnings Per Share by 6-8% annually. SJI estimates its capital expenditures, inclusive of affiliate investments, will be approximately $1,375.4 million over the next three years, of which approximately 97% is related to SJG, ETG and Midstream. As a result of these investments, SJI expects net income from SJG, ETG and Midstream to account for approximately 80-90% of SJI’s total net income by 2020.

Growth in our utility business, combined with our acquisition of the Elizabethtown business and certain non-regulated asset sales, is expected to accelerate a shift to a greater regulated business mix.

Growth in our existing utility business comes from both customer growth and utility infrastructure investment. Customers for SJG grew 1.9% for 2018 as SJG continues its focus on customer conversions. In 2018, the 7,191 consumers converting their homes and businesses from other heating fuels, such as electric, propane or oil, represented approximately 78% of the total new customer acquisitions for the year. In comparison, conversions over the past five years averaged 5,904 annually. Customers in SJG’s service territory typically base their decisions to convert on comparisons of fuel costs, environmental considerations and efficiencies. While oil and propane prices have become more competitive with natural gas in the past two years, affecting the number of conversions, SJG began a comprehensive partnership with the State’s Office of Clean Energy to educate consumers on energy efficiency and to promote the rebates and incentives available to natural gas users.

Additionally, customer additions for ETG grew approximately 1.1% for 2018. In 2018, 1,590 consumers converted their homes and businesses from other heating fuels, such as electric, propane or oil, representing approximately 50% of the total new customer acquisitions for the year. In comparison, conversions over the past five years averaged 1,499 annually while new construction averaged 1,327 over the same period. Customers in ETG service territories typically base their decisions to convert on fuel cost savings, efficiencies, and fuel stability pricing. ETG leverages its comprehensive partnership with the State’s Office of Clean Energy to educate consumers on energy efficiency and to promote the rebates and incentives available to natural gas users.

Continuing expansion of SJG’s infrastructure throughout its seven-county region has fueled annual customer growth and creates opportunities for future extension into areas not yet served by natural gas. At present, SJG serves approximately 71% of households within its territory with natural gas. SJG believes that the ongoing transition of southern New Jersey’s oceanfront communities from seasonal resorts to year-round economies will further contribute to SJG’s customer growth. We also expect building expansions in the medical, education and retail sectors within mainland communities to drive additional growth.

Investments in our utility business, which are expected to total more than $1 billion over the next five years, are supported by constructive New Jersey and Maryland regulatory environments. SJG and ETG are primarily regulated by the New Jersey Board of Public Utilities (“BPU”); and ELK is regulated by the Maryland Public Service Commission (“MPSC”). We expect our regulators to continue to set rates and establish terms of service that allow SJG, ETG and ELK to obtain a fair and reasonable return on capital invested. Further, the BPU has put in place certain programs that incentivize prudent investments in our utility system. For example, in February 2013, the BPU approved the Accelerated Infrastructure Replacement Program (“AIRP”), a $141.2 million program to replace cast iron and unprotected bare steel mains and services over a four-year period. Additionally, the BPU issued an Order approving an extension of the AIRP for a five-year period (“AIRP II”), commencing October 1, 2016, with authorized investments of up to $302.5 million to continue replacing cast iron and unprotected bare steel mains and associated services. SJG earns a return on AIRP II investments after they have been placed in service and included in rate base through annual filings. Further, in August 2014, the BPU approved a Storm Hardening and Reliability Program (“SHARP”), a $103.5 million program to replace low-pressure distribution mains and services with high-pressure mains and services in coastal areas that are susceptible to flooding during major storms over a three-year period. In May 2018, the BPU issued an order approving a second phase of the SHARP (“SHARP II”) for a three-year period, commencing June 1, 2018, with authorized investments of up to $100.3 million to continue storm hardening efforts to further improve safety, redundancy and resiliency of SJG’s natural gas system in coastal areas. Pursuant to the order, SHARP II investments are to be recovered through annual base rate adjustments.

Consistent with the Acquisition regulatory approval, SJI was required to develop a plan, in concert with the BPU and the New Jersey Division of Rate Counsel, to address the replacement of ETG’s aging infrastructure. In

October 2018, ETG filed an Infrastructure Investment Programs (“IIP”) petition with the BPU pursuant to rules adopted by the BPU in December 2017 pertaining to utility infrastructure investments. In June 2019, the BPU approved an IIP authorizing investment of $300 million over the five-year period from 2019-2024, with timely recovery of the investment on an annual basis through a separate rider recovery mechanism, with new rates effective on October 1 each year, for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains and related services in ETG's system. Similar to SJG's AIRP program, ETG earns a return on IIP investments after they have been placed in service and included in rate base through annual filings.

In addition to SJG and ETG, we expect Midstream to further support our goal of high quality, regulated earnings growth. Design, engineering and environmental assessments continue moving forward on a natural gas pipeline in Pennsylvania and New Jersey. We expect FERC-level returns from our $200+ million investment in the PennEast pipeline. The pipeline is fully subscribed with 80% of capacity under 15-year agreements with multiple utility and energy affiliates of project sponsors. In September 2015, PennEast submitted an application to FERC for a permit to proceed with construction. In January 2018, the Certificate of Public Convenience and Necessity was approved by the FERC. This authorized PennEast to construct, install, own, operate and maintain this pipeline. While opponents of the project have filed a variety appeals and several are still pending, a December 2018 ruling from the U.S. District Court of New Jersey allowed PennEast to proceed with survey work to complete and submit permit applications to the New Jersey Department of Environmental Protection in August 2019. We expect to make additional investments in similar Midstream projects.

Disciplined approach to non-regulated business

Consistent with our long-term strategy of growing earnings and improving the quality thereof through a shift to a greater regulated business mix, we are seeking to reposition our non-utility business to deemphasize the on-site energy production business within the Energy Services group of SJES. That includes exploring potential dispositions of some or all of the on-site energy production assets, depending on market conditions.

On-site energy production includes the Marina Thermal Plant Cogeneration Facility, which serves Atlantic City’s Borgata Hotel Casino & Spa through an existing long-term power purchase agreement. We also own four landfill gas electric generation facilities in New Jersey.

Our wholesale gas marketing and fuel management business is expected to be an important source of future earnings and cash flow to SJI. Our wholesale gas marketing business has been a significant contributor to SJI’s earnings over the last two decades through the management of leased gas transportation and storage capacity in and around the Marcellus shale region. We continue to actively monitor and manage risk within our retail and wholesale commodity businesses through a matched book approach and active hedging program. We adhere to a well-defined risk management policy approved by our Board of Directors that includes volumetric and monetary limits as well as detailed activity tracking on a daily basis.

Our fuel management business, a niche supplier of fuel supply management services, acquires valuable pipeline capacity that allows us to match end users, many of which are merchant generators, with producers who are looking to find a long-term home for their supply. With a total of eight contracts online at full capacity and an additional three contracts executed, we are positioned to serve at least 10 gas-fired generators by 2020. As such, this business is expected to demonstrate significant earnings growth over the next several years.

Maintain our commitment to a strong balance sheet

Our goal is to maintain a strong balance sheet and liquidity position in addition to solid investment grade credit ratings. We believe these afford us the financial flexibility necessary to take advantage of significant growth opportunities in our utility and regulated businesses. SJI’s average equity-to-capitalization ratio was approximately 33% and 47% as calculated for the four quarters of 2018 and 2017, respectively. SJG’s average equity-to-capitalization ratio was approximately 52% and 54% as calculated for the four quarters of 2018 and 2017, respectively. A strong balance sheet assists us in maintaining the financial flexibility necessary to address volatile economic and commodity markets while maintaining a low-to-moderate risk platform.

General

Our principal executive offices are located at 1 South Jersey Plaza, Folsom, New Jersey 08037, and our telephone number at that address is (609) 561-9000.

The Offering

Issuer
South Jersey Industries, Inc.
Securities Offered
We are offering $200,000,000 aggregate principal amount of our 5.625% Junior Subordinated Notes due 2079.
Maturity
The Notes will mature as to principal on September 16, 2079.
Interest Rate
5.625% per year.
Interest Payment Dates
Subject to our right to defer interest payments as described below, interest on the Notes will be payable quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, beginning on December 16, 2019.
Interest Deferral
So long as no event of default under the Indenture (as defined herein) with respect to the Notes has occurred and is continuing, we may, on one or more occasions, defer payment of all or part of the quarterly interest payments on the Notes for up to 40 consecutive quarterly periods (each such deferral period, commencing on the date that the first such interest payment otherwise would have been made, an “optional deferral period”). In other words, we may declare at our discretion up to a ten (10) year interest payment moratorium on the Notes and may choose to do that on more than one occasion. We may also elect to shorten the length of any optional deferral period. Interest payments cannot be deferred, however, beyond the maturity date or redemption date, if earlier, of the Notes, and we cannot begin a new optional deferral period until we have paid all accrued and unpaid interest on the Notes from the previous optional deferral period. Any deferred interest on the Notes will accrue additional interest at a rate of 5.625% per year, compounded quarterly, to the extent permitted by applicable law. No interest will be due and payable on the Notes until the end of an optional deferral period, except upon a redemption of the Notes during such optional deferral period.

If we defer payments of interest on the Notes, the Notes will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for United States federal income tax purposes. This means you will likely be required to include in your gross income for United States federal income tax purposes the deferred interest payments on your Notes (including interest thereon) before you receive cash interest payments, regardless of your regular method of accounting for United States federal income tax purposes. For more information about the tax consequences you may have if payments of interest are deferred, see “Certain U.S. Federal Income Tax

Considerations—Consequences to U.S. Holders—Payments of Interest” below. We have no current intention of exercising our right to defer interest payments on the Notes.

Certain Restrictions During an Optional Deferral Period
During an optional deferral period, we will not do any of the following (with certain limited exceptions):
•	declare or pay any dividends or distributions on our capital stock;
•	redeem, purchase, acquire or make a liquidation payment with respect to our capital stock;
•	pay any principal, interest or premium on, or repay, repurchase or redeem our debt securities that are equal or junior in right of payment with the Notes; or
•	make any payments with respect to any of our guarantees of debt securities if such guarantee is equal or junior in right of payment with the Notes.

See “Description of the Notes—Option to Defer Interest Payments,” which includes a description of the limited exceptions to the restrictions described above.

Optional Redemption
We may redeem the Notes before their maturity, as follows:
•	at any time and from time to time on or after September 16, 2024, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption;
•	before September 16, 2024, in whole but not in part, at our option, by a redemption notice, following the occurrence of a Tax Event (as defined in “Description of the Notes—Optional Redemption—Redemption Following a Tax Event” of this prospectus supplement), at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption; or
•	before September 16, 2024, in whole but not in part, at our option, by a redemption notice, following the occurrence of a Rating Agency Event (as defined in “Description of the Notes—Optional Redemption—Redemption Following a Rating Agency Event” of this prospectus supplement), at a redemption price equal to 102% of the principal amount of the

Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

Subordination; Ranking
The Notes will be our direct and unsecured obligations and will rank junior and be subordinated, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation to the prior payment in full of all of our current and future priority indebtedness. The term “priority indebtedness” is defined below under the caption “Description of the Notes—Subordination; Ranking.” The Notes will rank equal in right of payment to our existing pari passu indebtedness and any other pari passu subordinated indebtedness that we may incur in the future. At June 30, 2019, we had outstanding approximately $1,012.0 million of unsecured and unsubordinated indebtedness that will rank senior in priority with respect to the Notes and approximately $279.5 million of unsecured junior subordinated indebtedness that will rank equal in right of payment with the Notes. The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it, and we expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Notes.

The Notes will be our direct obligations exclusively, and are not the obligations of any of our subsidiaries. Our obligations on the Notes will be structurally subordinated to all existing and future liabilities and any preferred stock of our subsidiaries that may be issued in the future. At June 30, 2019, our subsidiaries had no preferred stock outstanding and had outstanding approximately $1,683.4 million of indebtedness all of which is structurally senior to our obligations on the Notes.

Events of Default
The following are the events of default under the Indenture with respect to the Notes:
•	failure to pay interest on the Notes within 60 days after such interest is due (provided, however, that a failure to pay interest during a valid optional deferral period will not constitute an event of default);
•	failure to pay principal of or any premium on the Notes when due; and
•	certain bankruptcy, insolvency or reorganization events with respect to us.

Listing
We intend to apply to list the Notes on the New York Stock Exchange (the “NYSE”) and, if the application is approved, we expect trading in the Notes to begin within 30 days after the date that the Notes are first issued.
No Sinking Fund
There will not be any sinking fund for the Notes.
Use of Proceeds
The net proceeds from the sale of the Notes, after deducting the underwriting discount and related offering expenses payable by us, will be approximately $194.3 million. We intend to use the net proceeds from this offering, together with cash on hand, for general corporate purposes and to refinance outstanding debt. See “Use of Proceeds.”
Denomination
The Notes will be issued in registered form and in denominations of $25.00 or any integral multiple of $25.00 in excess thereof.
Book-Entry
The Notes will be represented by one or more global securities registered in the name of and deposited with or on behalf of The Depository Trust Company (“DTC”) or its nominee. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States or Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. This means that you will not receive a certificate for your Notes, and Notes will not be registered in your name, except under certain limited circumstances described under the caption “Book-Entry System.”
Trustee
Branch Banking and Trust Company
Risk Factors
An investment in the Notes involves risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Special Note Regarding Forward-Looking Statements” in this prospectus supplement, before making an investment decision.
Governing Law
New York

Summary Consolidated Financial Information

The following table sets forth selected consolidated financial information for us. The summary consolidated financial data has been derived from our audited consolidated financial statements and related notes for the three years ended December 31, 2018, 2017 and 2016 contained in our Annual Report on Form 10-K for the year ended December 31, 2018, and our unaudited consolidated financial statements and related notes for the six months ended June 30, 2018 and 2019 contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2019 which are incorporated in this prospectus supplement by reference. As permitted by the rules and regulations of the SEC, the unaudited condensed consolidated financial statements of SJI contain certain condensed financial information and exclude certain footnote disclosures normally included in our annual audited consolidated financial statements prepared in accordance with GAAP. In management’s opinion, the condensed consolidated financial statements of SJI reflect all normal recurring adjustments needed to fairly present its financial position, operating results and cash flows at the dates and for the periods presented. SJI’s businesses is subject to seasonal fluctuations and, accordingly, the interim financial information should not be the basis for estimating the full year’s operating results. The summary financial information should be read in conjunction with the consolidated financial statements described above and the related notes thereto and the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appear in the information incorporated in this prospectus supplement by reference.

Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	South Jersey Industries, Inc.
	Six months ended June 30,		Year ended December 31,
(In thousands except for per share data)	2019	2018	2018	2017	2016
Total operating revenues	$904,232	$749,275	$1,641,338	$1,243,068	$1,036,500
Total operating expenses	760,813	699,937	1,540,593	1,234,225	842,323
Operating income	143,419	49,338	100,745	8,843	194,177
Income (loss) from continuing operations	72,395	17,513	17,903	(3,404)	119,061
Net income (loss)	72,238	17,421	17,663	(3,490)	118,810
Basic earnings per common share	0.79	0.21	0.21	(0.04)	1.56
Diluted earnings per common share	0.79	0.21	0.21	(0.04)	1.56
Capital expenditures	256,587	125,973	341,120	272,965	279,423
Consolidated operating data:
Economic Earnings(1)	$87,216	$105,907	$116,234	$98,065	$102,842
Economic EPS per diluted share	$0.95	$1.29	$1.38	$1.23	$1.34
(1)	We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (ii) less realized gains and plus realized losses on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI’s operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings:
•	For the six months ended June 30, 2019, Economic Earnings excludes costs incurred to reorganize and restructure the business, including severance and other employee separation costs.
•	For the six months ended June 30, 2019 and 2018, Economic Earnings excludes costs to acquire the assets of ETG and ELK, including legal, consulting and other professional fees, and costs incurred to exit the Transaction Service Agreement. Economic Earnings also excludes costs incurred and gains recognized on the sale of the remaining solar assets, and the sale of certain Solar Renewable Energy Credits (“SREC”).
•	For the six months ended June 30, 2019 and 2018, Economic Earnings excludes the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs, including interest charges and legal fees incurred, along with the realized difference in the market value of the commodity (including financial hedges).

•	For the six months ended June 30, 2018, Economic Earnings excludes approximately $99.2 million (pre-tax) of impairment charges recorded on solar generating facilities, which was primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets. See Note 1 to the condensed consolidated financial statements in our Quarterly Report for the period ended June 30, 2019, which is incorporated by reference in this prospectus supplement.
•	For the year ended December 31, 2018, Economic Earnings excludes impairment charges, including charges taken in 2018 on solar generating facilities (which was primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets) along with landfill gas-to-energy (“LFGTE”) assets (which was primarily driven by the remaining carrying value of these assets no longer being recoverable. For the year ended December 31, 2017, Economic Earnings excludes impairment charges on solar generating facilities, LFGTE long-lived assets, LFGTE assets customer relationships, and goodwill.
•	For the years ended December 31, 2018 and 2017, Economic Earnings excludes the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs, including interest charges and legal fees incurred, along with the realized difference in the market value of the commodity (including financial hedges).
•	For the years ended December 31, 2018 and 2017, Economic Earnings excludes various costs related to the Acquisition, a series of agreements whereby Marina agreed to sell its portfolio of solar energy assets to a third-party buyer, and the agreement to sell the assets of SJE’s retail gas business.
•	For the year ended December 31, 2018, Economic Earnings excludes approximately $15.3 million (pre-tax) of credits to ETG and ELK customers that was required as part of the Acquisition.
•	For the year ended December 31, 2018, Economic Earnings excludes costs incurred on our Early Retirement Incentive Program (“ERIP”) as well as the benefit of amending our Other Postretirement Benefits (“OPEB”).
•	For the year ended December 31, 2017, Economic Earnings also excludes the impact of a 2017 settlement of a legal claim stemming from a dispute related to a three-year capacity management contract with a counterparty, including legal fees incurred, along with the impact of a favorable FERC decision over a tariff rate dispute with a counterparty, including interest earned.
•	For the year ended December 31, 2017, Economic Earnings excludes an approximately $2.4 million pre-tax loss related to a new interest rate derivative and amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in Accumulated Other Comprehensive Loss (“AOCL”). SJI reclassified this amount from AOCL to Interest Charges on the consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings.
•	For the year ended December 31, 2017, Economic Earnings excludes the impact of one-time tax adjustments, most notably related to the Tax Cuts and Jobs Act (“Tax Reform”), which was enacted into law on December 22, 2017.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI’s operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction. Economic Earnings and Economic Earnings per share are non-GAAP financial measures and should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	South Jersey Industries, Inc.
	Six months ended June 30,		Year ended December 31,
	2019	2018	2018	2017	2016
Income (Loss) from Continuing Operations	$72,395	$17,513	$17,903	$(3,404)	$119,061
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	15,038	(19,493)	(35,846)	14,226	(27,550)
Realized Losses on Inventory Injection Hedges	—	—	—	332	683
Loss on Property, Plant and Equipment(A)	—	99,233	105,280	91,299	—
Net Losses from Legal Proceedings(B)	1,977	3,006	5,910	56,075	—
Acquisition/Sale Costs(C)	163	35,523	34,674	19,564	—
Customer Credits(D)	—	—	15,333	—	—
ERIP and OPEB(E)	—	—	6,733	—	—
Other(F)	2,995	—	—	2,227	(165)
Income Taxes(G)	(5,352)	(29,875)	(33,753)	(70,834)	10,813
Additional Tax Adjustments(H)	—	—	—	(11,420)	—
Economic Earnings	$87,216	$105,907	$116,234	$98,065	$102,842
Earnings (Loss) per Share from Continuing Operations	$0.79	$0.21	$0.21	$(0.04)	$1.56
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.16	(0.23)	(0.42)	0.18	(0.36)
Realized Losses on Inventory Injection Hedges	—	—	—	—	0.01
Loss on Property, Plant and Equipment(A)	—	1.20	1.24	1.14	—
Net Losses from Legal Proceedings(B)	0.02	0.04	0.07	0.70	—
Acquisition/Sale Costs(C)	0.01	0.43	0.41	0.25	—
Customer Credits(D)	—	—	0.18	—	—
ERIP and OPEB(E)	—	—	0.08	—	—
Other(F)	0.03	—	—	0.03	—
Income Taxes(G)	(0.06)	(0.36)	(0.39)	(0.89)	0.13
Additional Tax Adjustments(H)	—	—	—	(0.14)	—
Economic Earnings per Share	$0.95	$1.29	$1.38	$1.23	$1.34

(A)	Represents impairment charges taken in 2018 on solar generating facilities (which were primarily driven by the purchase price in the agreement to sell those solar assets being less than the carrying amount of the assets) along with LFGTE assets (which were primarily driven by the remaining carrying value of these assets no longer being recoverable). Also represents impairment charges taken in 2017 on solar generating facilities, LFGTE long-lived assets, LFGTE assets customer relationships, and goodwill.
(B)	Represents net losses from three separate legal proceedings: (a) charges in 2017 and 2018, including interest, legal fees and the realized difference in the market value of the commodity (including financial hedges) resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014; (b) a charge in 2017, including legal fees, resulting from a settlement with a counterparty over a dispute related to a three-year capacity management contract; and (c) a gain taken in 2017 resulting from a favorable FERC decision, including interest, over a tariff rate dispute with a counterparty, whereby SJI contended that the counterparty was overcharging for storage demand charges over a ten-year period.
(C)	Represents costs incurred to acquire the assets of ETG and ELK, including legal, consulting and other professional fees, and costs incurred to exit the Transition Services Agreement. Also represents gains recognized and costs incurred on the sale of the remaining solar assets and sales of certain SRECs, along with the sale of certain SJE assets.
(D)	Represents credits to ETG and ELK customers that were required as part of the Acquisition.
(E)	Represents costs incurred on SJI’s ERIP as well as the benefit of amending SJI’s OPEB.
(F)	Represents severance and other employee separation costs. Also included in this amount are amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in AOCL, which SJI reclassified from AOCL to Interest Charges on the consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings. Also included is additional depreciation expense within Economic Earnings on two solar generating facilities where an impairment charge was recorded in the past, which reduced the depreciable basis and recurring depreciation expense, and the related reduction in depreciation expense is being added back.

(G)	Determined using a combined average statutory tax rate of approximately 26.5% for the six months ended June 30, 2019, and 25% for the six months ended June 30, 2018, 25% for 2018, 39% for 2017 and 40% for 2016.
(H)	Represents one-time tax adjustments, most notably for Tax Reform, which was signed into law in December 2017.
	South Jersey Industries, Inc.
(In thousands)	As of June 30,	As of December 31,
	2019	2018	2017
Consolidated balance sheets data:
Total assets	$6,028,262	$5,956,577	$3,865,086
Long-term debt	1,798,551	2,106,863	1,122,999
Total equity	1,476,472	1,267,022	1,192,409
	South Jersey Industries, Inc.
	Year ended December 31,
	2018	2017	2016
Operating Revenues:
SJI Utilities:
SJI Utility Operations	$548,000	$517,254	$461,055
ETG Utility Operations	$125,604	—	—
ELK Utility Operations	$3,302	—	—
Subtotal SJI Utilities	$676,906	$517,254	$461,055
Energy Group:
Wholesale Energy Operations	636,005	352,613	220,707
Retail Gas and Other Operations	101,543	111,048	92,371
Retail Electric Operations	176,945	179,534	182,540
Subtotal Energy Group	914,493	643,195	495,618
Energy Services:
On-Site Energy Production	72,374	99,517	94,375
Appliance Service Operations	1,957	6,488	7,898
Subtotal Energy Services	74,331	106,005	102,273
Corporate & Services	51,000	45,024	35,147
Subtotal	1,716,730	1,311,478	1,094,093
Intersegment Sales	(75,392)	(68,410)	(57,593)
Total Operating Revenues	$1,641,338	$1,243,068	$1,036,500

Risk Factors

In considering whether to invest in the Notes, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus supplement, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

Risks Related to the Notes

Our obligations under the Notes will be unsecured and will be subordinated.

Our obligations under the Notes are unsecured and will rank junior in priority of payment to our priority indebtedness. This means that we may not make any payments of principal or interest on the Notes:

•	if there shall have occurred a default in the payment on account of the principal of (or premium, if any) or interest on or other monetary amounts due and payable on any priority indebtedness, or
•	if any other default shall have occurred concerning any priority indebtedness that permits the holders thereof to accelerate the maturity of such priority indebtedness following notice, the lapse of time, or both, or
•	during any time priority indebtedness is outstanding, the principal of, and accrued interest on, any series of subordinated securities issued under the Indenture shall have been declared due and payable upon an event of default that is not rescinded or annulled pursuant to the Indenture.

The Notes will rank equal in right of payment to our existing pari passu indebtedness and any other pari passu subordinated indebtedness that we may incur in the future. For more information on the subordination provisions and the definition of “priority indebtedness,” see “Description of the Notes—Subordination; Ranking” in this prospectus supplement.

At June 30, 2019, we had outstanding approximately $1,012.0 million of unsecured and unsubordinated indebtedness that will rank senior in priority with respect to the Notes and approximately $279.5 million of unsecured junior subordinated indebtedness that will rank equal in right of payment with the Notes. The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it.

Due to the subordination provisions described under the caption “Description of the Notes—Subordination; Ranking,” in the event of our insolvency, funds which we would otherwise use to pay to the holders of the Notes will be used to pay the holders of priority indebtedness to the extent necessary to pay the priority indebtedness in full. The recovery of funds by our general creditors would not be so reduced. As a result, our general creditors may recover more, ratably, than the holders of the Notes. In addition, the holders of our priority indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Notes.

The Notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future liabilities and any preferred stock of our subsidiaries that may be issued in the future, which means that creditors and any preferred stockholders of our subsidiaries will be paid from their assets before holders of the Notes would have any claims to those assets.

The Notes will be our direct obligations exclusively, and are not the obligations of any of our subsidiaries. Our obligations on the Notes will be structurally subordinated to all existing and future liabilities and any preferred stock of our subsidiaries that may be issued in the future. At June 30, 2019, our subsidiaries had no outstanding preferred stock and had outstanding approximately $1,683.4 million of indebtedness all of which is structurally senior to our obligations on the Notes.

Our ability to pay principal and interest on the Notes is affected by the amounts that our subsidiaries pay to us.

Our ability to pay principal and interest on the Notes is affected by the ability of our subsidiaries to declare and distribute dividends to us. Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds to meet our obligations on the Notes. Any payment of dividends, loans or advances by our subsidiaries to us could be subject to regulatory, statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations.

We can defer interest payments on the Notes for one or more periods of up to 40 consecutive quarterly periods. This may affect the market price of the Notes.

So long as no event of default under the Indenture with respect to the Notes has occurred and is continuing, we may defer interest payments on the Notes, from time to time, for one or more optional deferral periods of up to 40 consecutive quarterly periods. At the end of an optional deferral period, if all amounts due are paid, we could start a new optional deferral period of up to 40 consecutive quarterly periods. During any optional deferral period, interest on the Notes would be deferred but would accrue additional interest at a rate equal to the interest rate on the Notes, compounded quarterly, to the extent permitted by applicable law. No optional deferred period may extend beyond the maturity date or redemption date, if earlier, of the Notes. If we exercise this interest deferral right, the Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Notes or that is otherwise less than the price at which the Notes may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the Notes may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the Notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an optional deferral period, we will be prohibited from paying current interest on the Notes until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the Notes if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

If we defer interest payments on the Notes, there will be United States federal income tax consequences to holders of the Notes.

If we defer interest payments on the Notes for one or more optional deferral periods, you will likely be required to include amounts in income for United States federal income tax purposes during such optional deferral period before you receive cash interest payments, regardless of your method of accounting for United States federal income tax purposes.

If you sell your Notes before the special record date for the payment of interest at the end of an optional deferral period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the special record date for the payment of such deferred interest regardless of who the holder of record may have been on any other date during the optional deferral period. Moreover, amounts that you were required to include in income in respect of the Notes during the optional deferral period will be added to your adjusted tax basis in the Notes, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Sale or Other Taxable Disposition of the Notes” in this prospectus supplement.

Rating agencies may change their practices for rating the Notes, which change may affect the market price of the Notes.

The rating agencies that currently or may in the future publish a rating for us, including S&P Global Ratings, a division of S&P Global Inc., which is expected to initially publish a rating of the Notes, may, from time to time in the future, change the way they analyze securities with features similar to the Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Notes are subsequently lowered, that could have a negative impact on the trading price of the Notes.

We may redeem the Notes on or after September 16, 2024, and at any time in the event of a tax event or a rating agency event and you may not be able to reinvest the proceeds at the same or higher interest rate.

We may redeem the Notes in whole at any time or in part from time to time on or after September 16, 2024 at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

Prior to September 16, 2024, we may also redeem the Notes in whole, but not in part, after the occurrence of a Tax Event or a Rating Agency Event at a redemption price equal to (i) in the case of a Tax Event, 100% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest on the principal amount of the Notes being redeemed, to, but excluding, the date of redemption, or (ii) in the case of a Rating Agency Event, 102% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest on the principal amount of the Notes being redeemed, to, but excluding, the date of redemption. Events that would constitute a Tax Event or a Rating Agency Event could occur at any time and could result in the Notes being redeemed earlier than would otherwise be the case. If we choose to redeem the Notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes. See “Description of the Notes—Optional Redemption “—Redemption Following a Tax Event” and “—Redemption Following a Rating Agency Event” in this prospectus supplement.

An active trading market for the Notes may not develop, and any such market for the Notes may be illiquid.

The Notes constitute a new issue of securities with no established trading market. We intend to apply to list the Notes on the NYSE. If approved for listing, trading on the NYSE is expected to commence within 30 days after the date that the Notes are first issued. However, listing the Notes on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their Notes easily. In addition, the liquidity of the trading market in the Notes, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active after-market for the Notes will develop or be sustained, that holders of the Notes will be able to sell their Notes or that holders of the Notes will be able to sell their Notes at favorable prices.

Changes in our credit ratings or the debt markets could adversely affect the market price of the Notes.

The market price for the Notes will depend on many factors, including, among other things:

•	our credit ratings with major credit rating agencies, including with respect to the Notes;
•	the prevailing interest rates being paid by other companies similar to us;
•	our operating results, financial condition, financial performance and future prospects;
•	our election to defer interest payments on the Notes; and
•	economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business and the financial markets generally, including continuing market volatility and uncertainty about the U.S. economy and other key economies.

The price of the Notes may be adversely affected by unfavorable changes in these factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the utility industry as a whole and may change our credit rating based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Notes.

Risks Related to Our Business

SJI is a holding company and its assets consist primarily of investments in subsidiaries.

Should SJI’s subsidiaries be unable to pay dividends or make other payments to SJI for financial, regulatory, legal or other reasons, SJI’s ability to pay dividends on its common stock could be limited. SJI’s stock price could be adversely affected as a result.

SJI’s business activities, including those of SJG, are concentrated in New Jersey.

Changes in the economies of New Jersey and surrounding regions could negatively impact the growth opportunities available to SJI and SJG and the financial condition of the customers and prospects of SJI and SJG.

Changes in the regulatory environment or unfavorable rate regulation at SJG, ETG and ELK may have an unfavorable impact on their financial performance or condition.

SJG and ETG are regulated by the BPU and ELK is regulated by the MPSC. These regulatory commission have authority over many of the activities of the utility business including, but not limited to, the rates SJG, ETG and ELK charge to its customers, the amount and type of securities it can issue, the nature of investments it can make, the nature and quality of services it provides, safety standards and other matters. The extent to which the actions of regulatory commissions restrict or delay SJG’s, ETG’s and ELK’s ability to earn a reasonable rate of return on invested capital and/or fully recover operating costs may adversely affect SJI’s and SJG’s results of operations, financial condition and cash flows.

SJI and SJG may not be able to respond effectively to competition, which may negatively impact their financial performance or condition.

Regulatory initiatives may provide or enhance opportunities for competitors that could reduce utility income obtained from existing or prospective customers. Also, competitors in all of SJI’s business lines may be able to provide superior or less costly products or services based upon currently available or newly developed technologies.

Warm weather, high commodity costs, or customer conservation initiatives could result in reduced demand for some of SJI’s and SJG’s energy products and services.

SJG currently has a conservation incentive program clause that protects its revenues and gross margin against usage that is lower than a set level. ETG has a weather normalization clause which allows ETG to implement surcharges or credits during the months of October through May to compensate for weather-related changes in customer usage from the previous winter period. Should these clauses be terminated without replacement, lower customer energy utilization levels would likely reduce SJI’s and SJG’s net income. Further, during periods of warmer temperatures, demand and volatility in the natural gas market could decrease, which would negatively impact their financial results.

High natural gas prices could cause more receivables to be uncollectible.

Higher levels of uncollectibles from either residential or commercial customers would negatively impact net income and could result in higher working capital requirements.

SJI’s and SJG’s net income could decrease if it is required to incur additional costs to comply with new governmental safety, health or environmental legislation.

SJI and SJG are subject to extensive and changing federal and state laws and regulations that impact many aspects of its business; including the storage, transportation and distribution of natural gas, as well as the remediation of environmental contamination at former manufactured gas plant facilities.

Climate change legislation could impact SJI’s and SJG’s financial performance and condition.

Climate change is receiving ever increasing attention from both scientists and legislators. The debate is ongoing as to the extent to which our climate is changing, the potential causes of this change and its future impacts. Some attribute global warming to increased levels of greenhouse gases, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. The outcome of federal and state actions to address global climate change could result in a variety of regulatory programs, including additional charges to fund energy efficiency activities or other regulatory actions. These actions could affect the demand for natural gas and electricity, result in increased costs to our business and impact the prices we charge our customers. Because natural gas is a fossil fuel with low carbon content, it is possible that future carbon constraints could create additional demands for natural gas, both for production of electricity and direct use in homes and businesses. Any adoption by federal or state governments mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry. We cannot predict the potential impact of such laws or regulations on our future consolidated financial condition, results of operations or cash flows.

SJI’s wholesale commodity marketing and retail electric businesses are exposed to the risk that counterparties that owe money or energy to SJI will not be able to meet their obligations for operational or financial reasons.

SJI could be forced to buy or sell commodity at a loss as a result of such failure. Such a failure, if large enough, could also impact SJI’s liquidity.

Increasing interest rates would negatively impact the net income of SJI and SJG.

Several of SJI’s subsidiaries, including SJG, are capital intensive, resulting in the incurrence of significant amounts of debt financing. Some of the long-term debt of SJI and its subsidiaries is issued at fixed rates or has utilized interest rate swaps to mitigate changes in variable rates. However, long-term debt of SJI and SJG at variable rates, along with all variable rate short-term borrowings, are exposed to the impact of rising interest rates.

The inability to obtain capital, particularly short-term capital from commercial banks, could negatively impact the daily operations and financial performance of SJI and SJG.

SJI and SJG use short-term borrowings under committed credit facilities provided by commercial banks to supplement cash provided by operations, to support working capital needs, and to finance capital expenditures, as incurred. SJG also relies upon short-term borrowings issued under a commercial paper program supported by a committed bank credit facility to support working capital needs, and to finance capital expenditures, as incurred. If the customary sources of short-term capital were no longer available due to market conditions, SJI and its subsidiaries may not be able to meet their working capital and capital expenditure requirements and borrowing costs could increase.

A downgrade in either SJI’s or SJG’s credit ratings could negatively affect our ability to access adequate and cost-effective capital.

Our ability to obtain adequate and cost-effective capital depends to a significant degree on our credit ratings, which are greatly influenced by our financial condition and results of operations. If the rating agencies downgrade either SJI’s or SJG’s credit ratings, particularly below investment grade, our borrowing costs would increase. In addition, we would likely be required to pay higher interest rates in future financings and potential funding sources would likely decrease. To the extent that a decline in SJG’s credit rating has a negative effect on SJI, SJI could be required to provide additional support to certain counterparties.

Hedging activities of the Company designed to protect against commodity price or interest rate risk may cause fluctuations in reported financial results and SJI’s stock price could be adversely affected as a result.

Although SJI enters into various contracts to hedge the value of energy assets, liabilities, firm commitments or forecasted transactions, the timing of the recognition of gains or losses on these economic hedges in accordance with accounting principles generally accepted in the United States of America does not always match up with the gains or losses on the items being hedged. The difference in accounting can result in volatility in reported results, even though the expected profit margin is essentially unchanged from the dates the transactions were consummated.

The inability to obtain natural gas or electricity from suppliers would negatively impact the financial performance of SJI and SJG.

Several of SJI’s subsidiaries, including SJG, have businesses based upon the ability to deliver natural gas or electricity to customers. Disruption in the production or transportation to SJI or SJG from its suppliers could prevent SJI or SJG from completing sales to its customers.

Transporting and storing natural gas involves numerous risks that may result in accidents and other operating risks and costs.

SJI’s and SJG’s gas distribution activities involve a variety of inherent hazards and operating risks, such as leaks, accidents, mechanical problems, natural disasters or terrorist activities which could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution and impairment of operations, which in turn could lead to substantial losses. In accordance with customary industry practice, SJI and SJG maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events, even if fully covered by insurance, could adversely affect SJI’s or SJG’s financial position, results of operations and cash flows.

Adverse results in legal proceedings could be detrimental to the financial condition of SJI or SJG.

The outcomes of legal proceedings can be unpredictable and can result in adverse judgments.

Constraints in available pipeline capacity, particularly in the Marcellus Shale producing region, may negatively impact SJI’s financial performance.

Natural gas production and/or pipeline transportation disruptions in the Marcellus region, where SJI has natural gas receipt requirements, may cause temporary take-away constraints resulting in higher transportation costs and the sale of shale gas at a loss.

SJI’s and SJG’s business could be adversely impacted by strikes or work stoppages by its unionized employees.

The gas utility operations of SJG and ETG are dependent upon employees represented by unions and covered under collective bargaining agreements. A work stoppage could negatively impact operations, which could impact financial results as well as customer relationships.

The risk of terrorism may adversely affect the economy as well as SJI’s and SJG’s business.

An act of terror could result in disruptions of natural gas supplies and cause instability in the financial and capital markets. This could adversely impact SJI’s or SJG’s ability to deliver products or raise capital and could adversely impact its results of operations.

Failure to obtain proper approvals and property rights in the PennEast pipeline could hinder SJI’s equity investment in the project.

Construction, development and operation of energy investments, specifically the PennEast pipeline, are subject to federal and state regulatory oversight and require certain property rights from public and private property owners, as well as regulatory approvals, including environmental and other permits and licenses. SJI, as well as our joint venture partners in the PennEast pipeline, may be unable to obtain all such needed property rights, permits and licenses to successfully construct and develop the pipeline, and failing to do so could cause SJI’s equity investment in the project to become impaired. Such impairment could have a materially adverse effect on SJI’s financial condition and results of operations.

Our business could be harmed by cybersecurity threats and related disruptions.

We rely extensively on information technology systems to process transactions, transmit and store information and manage our business. Disruption or failure of our information technology systems could shut down our facilities or otherwise harm our ability to safely deliver natural gas to our customers, serve our customers effectively, manage our assets, or otherwise materially disrupt our business. Cyber threats are constantly evolving, increasing the difficulty of detecting and successfully defending against them. SJI and SJG have experienced such attacks in the past; however, based on information currently available to SJI and SJG, none have had a material impact on our business, financial condition, results of operations or cash flows. In response, we have invested in expanded cybersecurity systems and procedures designed to safeguard the continuous and uninterrupted performance of our information technology systems and protect against unauthorized access. However, all information technology systems are potentially vulnerable to security threats, including hacking, viruses, other malicious software, and other unlawful attempts to disrupt or gain access to such systems. There is no guarantee that our cybersecurity systems and procedures will prevent or detect the unauthorized access by experienced computer programmers, hackers or others. An attack on or failure of our information technology systems could result in the unauthorized disclosure, theft, misuse or destruction of customer or employee data or business or confidential information, or disrupt the performance of our information technology systems. These events could expose us to potential liability, litigation, governmental inquiries, investigations or regulatory actions, harm our brand and reputation, diminish customer confidence, disrupt operations, and subject us to payment of fines or other penalties, legal claims by our clients and significant remediation costs.

Tax law or regulation changes may negatively impact financial performance.

SJI and SJG are subject to taxation by various taxing authorities at the federal, state and local levels. Any future changes in tax laws or regulations, including Tax Reform, or interpretation of such laws or regulations, could have a materially adverse effect on SJI’s and SJG’s financial condition and results of operations.

The loss of long-tenured employees could negatively impact the daily operations and financial performance of SJI and SJG.

In October 2018, the Company announced it will offer an ERIP for eligible non-union employees and officers. Several employees have accepted the ERIP and will be retiring from the Company within 6 to 12 months. The departure of these individuals, who have varying roles and corresponding oversight responsibilities for SJI and SJG, could adversely impact SJI’s and SJG’s results of operations.

Our stated long-term goals are based on various assumptions and beliefs that may not prove to be accurate, and we may not achieve our stated long-term goals by 2020 or at all.

SJI’s current long-term goals are to grow Economic Earnings Per Share 6-8% annually while maintaining high quality earnings, a strong balance sheet and a low-to-moderate risk profile. Management established those goals in conjunction with our board of directors based upon a number of different internal and external factors that characterize and influence our current and expected future activities. For example, these long-term goals are based on certain assumptions regarding our participation in a current project to build an approximately 118-mile natural gas pipeline in Pennsylvania and New Jersey. However, construction on this project is not expected to begin until 2019 and is estimated to be completed in late 2020, but may be subject to delay. As a result, no assurance can be given that this project will be completed on time or at all. Also, as noted below, the Acquisition involves risks associated with acquisitions and integrating acquired assets, including the potential exposure to significant liabilities, and the intended benefits of the Acquisition may not be realized. Further, the economy could cause increased customer delinquencies or otherwise negatively affect achievement of our long-term earnings goals. Changes in the New Jersey State administration could lead to unfavorable state and local regulatory changes that could delay approvals, require environmental remediation or capital or other expenditures or otherwise adversely affect our results of operations, financial condition or cash flows. Other factors, assumptions and beliefs of management and our board of directors on which our long-term goals were based may also prove to differ materially from actual future results. Accordingly, we may not achieve our stated long-term goals by 2020 or at all, or our stated long-term goals may be negatively revised as a result of less than expected progress toward achieving these goals, and you are therefore cautioned not to place undue reliance on these goals.

The Acquisition involves risks associated with acquisitions and integrating acquired assets, including the potential exposure to significant liabilities. The Acquisition may not achieve its intended results and benefits, including anticipated investment opportunities and earnings growth.

The Acquisition involves risks associated with acquisitions and integrating acquired assets into existing operations, including that:

•	our senior management’s attention may be diverted from the management of daily operations to the integration of the Acquisition;
•	we could incur significant unknown and contingent liabilities for which we have limited or no contractual remedies or insurance coverage;
•	the assets to be acquired may not perform as well as we anticipate; and
•	unexpected costs, delays and challenges may arise in integrating the assets acquired in the Acquisition into our existing operations.

Although we expect that the Acquisition will result in various benefits, including expanding our gas utility rate and customer bases, providing investment opportunities through infrastructure development and enhancing our regulatory relationships within the local communities served, we cannot assure you regarding when or the extent to which we will be able to realize these or other benefits. Achieving the anticipated benefits is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend and whether our costs to finance the Acquisition will be consistent with our expectations. Events outside of our control, including but not limited to regulatory changes or developments, could also adversely affect our ability to realize the anticipated benefits from the Acquisition. Thus the integration of the ETG and ELK businesses, respectively, may be unpredictable, subject to delays or changed circumstances, and we cannot assure you that the acquired businesses will perform in accordance with our expectations or that our expectations with respect to improving our business risk profile, leveraging existing regulatory relationships or achieving earnings growth as a result of the Acquisition will be achieved. In addition, our anticipated costs to achieve the integration of the acquired businesses may differ significantly from our current estimates. The integration may place an additional burden on our management and internal resources, and the diversion of management’s attention during the integration process could have an adverse effect on our business, financial condition and expected operating results.

We issued additional securities to provide permanent financing for the Acquisition, and, as a result, we are subject to market risks including market demand for our debt and equity securities. We are also seeking to consummate certain asset sales.

In connection with the Acquisition, we have obtained permanent financing which includes common stock and Equity Units, Senior Unsecured Notes, Floating Rate Senior Notes, a Term Loan Facility and a Revolving Credit Agreement.

Among other risks, the increase in our indebtedness may:

•	make it more difficult for us to repay or refinance our debts as they become due during adverse economic and industry conditions;
•	limit our flexibility to pursue other strategic opportunities or react to changes in our business and the industries in which we operate and, consequently, place us at a competitive disadvantage to competitors with less debt;
•	require an increased portion of our cash flows from operations to be used for debt service payments, thereby reducing the availability of cash flows to fund working capital, capital expenditures, dividend payments and other general corporate purposes;
•	result in a downgrade in the credit rating of our indebtedness, which could limit our ability to borrow additional funds or increase the interest rates applicable to our indebtedness;
•	result in higher interest expense in the event of increases in market interest rates for both long-term debt as well as short-term commercial paper, bank loans or borrowings under our lines of credit at variable rates;
•	reduce the amount of credit available to support hedging activities; and
•	require that additional terms, conditions or covenants be placed on us.

Among other risks, the issuance of additional equity by SJI may:

•	be dilutive to our existing shareholders and earnings per share;
•	impact our capital structure and cost of the capital; and
•	be adversely impacted by movements in the overall equity markets or the utility or natural gas utility industry sectors of that market, which could impact the offering price of our new equity or necessitate the use of other equity or equity-like instruments such as preferred stock, convertible preferred shares, or convertible debt; and impact our ability to make our current and future dividend payments.

The Company may not be able to obtain refinancings of short-term debt, causing the ability to pay such debt at maturity to be at risk.

As a result of the Acquisition, the Company has $478.9 million of debt coming due within the next twelve months. The plan is to obtain refinancings for most of this debt, with the remainder being paid off through various transactions including the expected sale of non-core assets as noted below. The Company can offer no assurances that these refinancings or sales will be successful.

The agreements to sell certain non-core assets of the Company may not be consummated.

An agreement to sell solar assets has been entered into with a third party, with actual sales occurring on a rolling basis as the conditions precedent to the closing of each solar project, including certain regulatory filings and receipt of consents to assignment of project contracts and permits, are satisfied. While certain consents have been received and the sale of certain projects has consummated, we cannot guarantee that all approvals and consents will occur.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $194.3 million from the sale of the Notes in this offering after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with cash on hand, for general corporate purposes and to refinance outstanding debt.

Capitalization

The following table presents our capitalization as of June 30, 2019 on an actual basis and as adjusted to give effect to the offering of the Notes and the application of the net proceeds therefrom. You should read the information below in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” the consolidated financial statements and related notes included herein and the other financial information incorporated by reference into this prospectus supplement or the accompanying prospectus.

June 30, 2019 (in thousands)	Actual	As Adjusted
Long-term debt	$1,798,551	$1,998,551
Notes offered hereby	—	200,000
Shareholders’ equity(1):
Common stock	115,488	115,488
Premium on common stock	1,024,974	1,024,974
Treasury stock (at par)	(283)	(283)
Accumulated other comprehensive loss	(26,079)	(26,079)
Retained earnings	362,372	362,372
Total equity	1,476,472	1,476,472
Total capitalization	$3,275,023	$3,475,023

(1)	Unless otherwise indicated, (i) excludes 226,245 shares of treasury stock and (ii) excludes 2,182,344 shares of common stock issuable upon the exercise of outstanding restricted stock awards or reserved for issuance pursuant to future grants of awards under our 2015 Omnibus Equity Compensation Plan.

Description of the Notes

General

The following description of the terms of the Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued as a new series of subordinated debt securities under an Indenture between us and Branch Banking and Trust Company, as Trustee, as supplemented from time to time, including by a First Supplemental Indenture (the “Supplemental Indenture”), collectively referred to as the “Indenture.”

Please read the following information concerning the Notes in conjunction with the statements under “Description of Junior Subordinated Debt Securities” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined in the Indenture or as otherwise provided in the accompanying prospectus.

The Note are issuable in denominations of $25.00 or any integral multiple of $25.00 in excess thereof. The Notes will be issued in an initial aggregate principal amount of $200,000,000. We may from time to time, without the consent of existing holders, create and issue further junior subordinated notes having the same terms and conditions as the Notes being offered hereby in all respects, except for the issue date, the issue price and, if applicable, the first payment of interest thereon and the initial interest accrual date; provided, however, that such additional junior subordinated notes must be fungible with the Notes offered hereby for U.S. federal income tax purposes, and any such additional junior subordinated notes issued in this manner will be consolidated with, and will form a single series with, the previously issued Notes.

As used in this prospectus supplement, “business day” means, with respect to the Notes, any day other than a Saturday or Sunday that is neither a legal holiday in New York, New York nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close, or a day on which the Corporate Trust Office is closed for business.

Maturity

The Notes will mature as to principal on September 16, 2079, unless earlier redeemed.

Interest

Interest on the Notes will accrue from and including their date of initial issuance to, but excluding, the maturity date or earlier redemption date at a rate of 5.625% per year. Subject to our right to defer interest payments as described below, interest on the Notes will be payable quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, beginning on December 16, 2019. If any date on which interest, principal or premium, if any, is payable on the Notes is not a business day, then payment of the interest, principal or premium, if any, payable on that date will be made on the next succeeding day that is a business day, and no interest or payment will be paid in respect of the delay. Interest will be paid to the person in whose name the applicable Note is registered on the record date for the interest payment date. So long as all of the Notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day immediately preceding the applicable interest payment date. If any of the Notes do not remain in book-entry only form, the record date for each interest payment date will be the close of business on the fifteenth calendar day immediately preceding the applicable interest payment date (whether or not a business day). In either case, however, a special record date shall apply for the payment of interest which is deferred as described below. See “—Option to Defer Interest Payments.”

Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from September 16, 2019 or from the most recent interest payment date to which interest has been paid or duly provided for.

Option to Defer Interest Payments

So long as there is no event of default under the Indenture with respect to the Notes that has occurred and is continuing, we may defer interest payments on the Notes, from time to time, for one or more optional deferral periods of up to 40 consecutive quarterly periods, except that no such optional deferral period may extend beyond the maturity date or redemption date, if earlier, of the Notes. During this optional deferral period, interest on the Notes will still accrue at a rate of 5.625% per year. In addition, interest on the deferred interest will accrue at a rate of 5.625% per year, compounded quarterly, to the extent permitted by law. No interest will be due and payable on the Notes until the end of an optional deferral period, except upon a redemption of the Notes during such optional deferral period.

Before the end of any optional deferral period that is shorter than 40 consecutive quarterly periods, we may extend the optional deferral period, so long as the entire optional deferral period does not exceed 40 consecutive quarterly periods or extend beyond the maturity date or redemption date, if earlier, of the Notes. We may also elect to shorten the length of any optional deferral period. No optional deferral period (including as extended or shortened) may end on a day other than the last day of a scheduled quarterly interest payment period. At the end of any optional deferral period, if all amounts then due on the Notes, including interest on accrued and unpaid interest, have been paid, we may elect to begin a new optional deferral period.

During any optional deferral period, we will not do any of the following:

•	declare or pay any dividends or distributions on our capital stock;
•	redeem, purchase, acquire or make a liquidation payment with respect to our capital stock;
•	pay any principal, interest or premium on, or repay, repurchase or redeem any of our debt securities that are equal or junior in right of payment with the Notes; or
•	make any payments with respect to any of our guarantees of debt securities if such guarantee is equal or junior in right of payment with the Notes.

However, during an optional deferral period, we may (a) declare and pay dividends or distributions payable solely in shares of common stock or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable and (3) are also issued in respect of future issuances of common stock, in each case until the occurrence of a specified event or events, (c) issue any of our shares of capital stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock, (e) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchase common stock related to the issuance of common stock or rights under our dividend reinvestment plan or any of our benefit plans for our directors, officers, employees, consultants or advisors.

We will give the holders of the Notes and the trustee notice of our election or any shortening or extension of an optional deferral period at least ten business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to the NYSE or any applicable self-regulatory organization or to holders of the Notes of such next succeeding interest payment date or the record date therefor. The special record date established under the Indenture for the payment of deferred interest will be the regular record date with respect to the interest payment date at the end of the respective optional deferral period.

Optional Redemption

At any time and from time to time on or after September 16, 2024, we will have the right to redeem the Notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

Redemption Following a Tax Event

Before September 16, 2024, we will have the right to redeem the Notes, in whole but not in part, at our option, by a redemption notice, following the occurrence of a Tax Event (as defined below), at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

A “Tax Event” means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
•	an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;
•	any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
•	a threatened challenge asserted in writing in connection with our audit or an audit of any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Redemption Following a Rating Agency Event

Before September 16, 2024, we will have the right to redeem the Notes, in whole but not in part, at our option, by a redemption notice, following the occurrence of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of such Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Notes on the date of initial issuance of the Notes (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Notes would have been in effect had the current methodology not been changed, or (ii) reduces the amount of equity credit assigned to the Notes as compared with the amount of equity credit that such rating agency had assigned to the Notes as of the date of initial issuance thereof.

Redemption Procedures

We will provide not less than 15 nor more than 60 days’ notice mailed (or, as long as the Notes are represented by one or more global securities, transmitted in accordance with DTC’s procedures) to each registered holder of the Notes to be redeemed. With respect to any redemption of the Notes, if the redemption notice is given and funds deposited as required, then interest will cease to accrue from and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Subordination; Ranking

The Notes will be our direct and unsecured obligations and will rank junior and be subordinated, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation to the prior payment in full of all of our priority indebtedness.

“Priority indebtedness” means the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;
•	our obligations under synthetic leases, finance leases and capitalized leases;
•	our obligations for reimbursement under letters of credit, surety bonds, banker’s acceptances, security purchase facilities or similar facilities issued for our account;
•	any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and
•	all indebtedness of others of the kinds described in the preceding categories which we have assumed, endorsed or guaranteed or with respect to which we have a similar contingent obligation.

However, “priority indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries, and any other indebtedness that effectively by its terms, or expressly provides that it, ranks on parity with, or junior to, the Notes.

If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any priority indebtedness; or
•	the maturity of any priority indebtedness has been accelerated because of a default on that priority indebtedness,

then the holders of priority indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that priority indebtedness, and, in the case of the second and third instances, of all amounts due on that priority indebtedness, or we will make provision for those payments, before the holders of the Notes have the right to receive any payments of principal or interest on the Notes. Our inability to make payments on the Notes due to the subordination provisions applicable to the Notes will not prevent an event of default from occurring under the Indenture with respect to the Notes.

In the event of our dissolution or winding up or total or partial liquidation or reorganization, whether in bankruptcy, receivership or other similar proceedings, we will first pay in full, or provide for payment in money or money’s worth, all priority indebtedness, including any premium and accrued interest, before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Notes (other than shares of capital stock or subordinated debt securities of the reorganized entity, which we refer to as “Reorganized Securities”). In such an event, we will pay or deliver directly to the holders of priority indebtedness, any payment or distribution otherwise payable or deliverable to holders of the Notes (other than Reorganized Securities). We will make the payments to the holders of priority indebtedness according to priorities existing among those holders until all priority indebtedness, including any premium and accrued interest, is paid in full or we have provided for payment thereof in money or money’s worth.

In such an event, after we have paid in full all amounts owed on priority indebtedness, the holders of Notes together with the holders of any of our other obligations that rank equally with the Notes will be entitled to receive from our remaining assets any principal, premium, if any, or interest due at that time on the Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Notes.

If we violate the Indenture by making a payment or distribution (other than Reorganized Securities) to the Trustee or the holders of the Notes before we have paid all the priority indebtedness in full or provided for payment thereof in money or money’s worth, then the Trustee and such holders of the Notes will have to pay or transfer such payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee, agent or other person distributing our assets or securities for payment of the priority indebtedness. Because of the subordination provisions of the Indenture, if we become insolvent, holders of priority indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors.

The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it, and we expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Notes. The Notes will rank equal in right of payment to our existing pari passu indebtedness and any other pari passu subordinated indebtedness that we may incur in the future. At June 30, 2019, we had outstanding approximately $2,974.9 million of consolidated indebtedness, consisting of approximately (i) $1,012.0 million of unsecured and unsubordinated indebtedness that will rank senior in priority with respect to the Notes, (ii) $279.5 million of unsecured junior subordinated indebtedness that will rank equal in priority with respect to the Notes and (iii) $1,683.4 million of indebtedness of our subsidiaries, which is structurally senior to our obligations on the Notes.

The Notes will be our direct obligations exclusively, and are not the obligations of any of our subsidiaries. Our obligations on the Notes will be structurally subordinated to all existing and future liabilities, including indebtedness, and the preferred stock of each of our subsidiaries. The rights that we and our creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain of our subsidiaries have incurred substantial amounts of debt in the operation and expansion of their businesses, and we anticipate that certain of our subsidiaries will do so in the future.

Holders of the Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities.

Events of Default

The following “events of default” are applicable to the Notes (and not any other events of default described in the accompanying prospectus):

•	failure to pay interest on the Notes within 60 days after such interest is due (provided, however, that a failure to pay interest during a valid optional deferral period, as discussed above in “—Option to Defer Interest Payments” will not constitute an event of default);
•	failure to pay principal of or any premium on the Notes when due; and
•	certain bankruptcy, insolvency or reorganization events with respect to us.

With respect to the Notes, a failure to comply with the other covenants under the Indenture does not constitute an event of default. See “Description of Debt Securities—Events of Default” in the accompanying prospectus for a description of rights and remedies relating to events of default. The Trustee has no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of the holders of the Notes pursuant to the Indenture in connection with any failure to comply with such other covenants.

Agreement by Holders of Certain Tax Treatment

Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for all United States federal, state and local tax purposes.

Sinking Fund

There is no provision for a sinking fund applicable to the Notes.

Conforming Amendments

We and the Trustee may, from time to time, without the consent of the holders of the Notes, modify and amend the Supplemental Indenture, and the instruments evidencing the Notes, if such modification or amendment only conforms the terms of the Supplemental Indenture or such instruments to the terms thereof as contained in this prospectus supplement and the accompanying prospectus.

Reports

We will provide the Trustee any information, documents or reports required to be filed by us with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) within 15 days after the same is filed with the SEC. See “Where You Can Find Additional Information.”

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principles thereof).

The Trustee

The Trustee under the indenture will be Branch Banking and Trust Company. We and certain of our affiliates maintain banking and credit relationships with Branch Banking and Trust Company. Branch Banking and Trust Company and its affiliates have purchased, and may purchase in the future, our securities and securities of our affiliates. The Trustee will be permitted to engage in other transactions with us.

The indenture trustee will initially be the registrar and paying agent with respect to the Notes.

Book-Entry System

We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources Notes that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The Notes initially will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.

Investors may elect to hold interests in a global security through either DTC in the United States or Clearstream or the Euroclear System in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the Indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports that we or the Trustee deliver pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

Unless and until we issue the Notes in fully certificated form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive physical delivery of a certificate representing your interest in the Notes;
•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and
•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in the Notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of the Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the Trustee will pay interest and principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Notes on your behalf. We and the Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Trustee will not recognize you as a holder of any Notes under the Indenture and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Note if one or more of the direct participants to whom the Note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Notes may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

We will issue Notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	DTC notifies us that it is no longer willing or able to discharge its responsibilities properly or DTC is no longer a registered clearing agency under the Exchange Act, and we are unable to locate a qualified successor within 90 days;
•	an event of default has occurred and is continuing under the Indenture and beneficial owners representing a majority in aggregate principal amount of the Notes represented by global securities advise DTC to cease acting as depositary; or
•	we, at our option, and subject to DTC’s procedures, elect to terminate use of the book-entry system through DTC.

If any of the above events occurs, DTC is required to notify all direct participants that Notes in fully certificated registered form are available through DTC. DTC will then surrender each global security representing the Notes along with instructions for re-registration. The Trustee will re-issue the Notes in fully certificated registered form and will recognize the registered holders of the certificated Notes as holders under the Indenture.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear System participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear System participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear System participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear System participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear System as a result of sales of the Notes by or through a Clearstream participant or a Euroclear System participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Certain U.S. Federal Income Tax Considerations

The following is a general summary of certain U.S. federal income tax consequences to the U.S. Holders (as defined below) of purchasing, owning and disposing of the Notes. This summary deals only with beneficial owners who purchase the Notes in this offering at the “issue price,” which is the first price at which a substantial amount of the Notes is sold for cash (other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and who hold the Notes as capital assets for U.S. federal income tax purposes. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;
•	a real investment trust, a regulated investment company or an insurance company;
•	a dealer in securities or currencies;
•	a dealer or trader in securities that uses a mark-to-market method of tax accounting;
•	holding the Notes as part of a hedging transaction, “straddle”, conversion transaction, constructive sale or other integrated transaction;
•	a person whose functional currency is not the U.S. dollar;
•	a tax-exempt entity, qualified retirement plan, individual retirement account or other deferred account;
•	a persons that owns directly, indirectly or constructively ten percent or more, by vote or value, of the outstanding equity interests of the Corporation;
•	a person subject to special tax accounting rules under Section 451(b) of the Code;
•	a U.S. expatriate; or
•	a partnership pass-through entity for U.S. federal income tax purposes or an investor in such a pass-through entity.

If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of you and your partners will generally depend on the status of the partners and your activities. If you are a partnership owning the Notes or a partner in such partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of owning the Notes.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. All of the foregoing authorities are subject to differing interpretations or change (possibly with retroactive effect), and any such differing interpretations or change may result in U.S. federal income tax consequences to you that are materially different from those described herein. No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

This discussion does not address any aspect of state, local or non-U.S. taxation, or any taxes other than U.S. federal income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

You are a U.S. Holder for purposes of this discussion if for U.S. federal income tax purposes you are a beneficial owner of a Note and are:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) the administration of which is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You are a “non-U.S. Holder” for purposes of this discussion if for U.S. federal income tax purposes you are a beneficial owner (other than an entity treated as a partnership for U.S. income tax purposes) of Notes that is not a U.S. Holder. If you are a non-U.S. Holder, you should consult your tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you in light of your particular facts and circumstances.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Notes and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Notes.

Classification of the Notes

The determination of whether an instrument is properly treated as indebtedness or equity for U.S. federal income tax purposes is based on all the relevant facts and circumstances. There is no statutory, judicial or administrative authority directly addressing the U.S. federal income tax treatment of an instrument with substantially identical terms as the Notes. As a result, the U.S. federal income tax treatment of the Notes is not clear. In the absence of authority directly addressing the proper treatment of instruments such as the Notes, we intend to treat the Notes as debt for U.S. federal income tax purposes. However, we will not request any ruling from the Internal Revenue Service (IRS) regarding the treatment of the Notes for U.S. federal income tax purposes and the IRS or a court may conclude that the Notes should be treated as equity for U.S. federal income tax purposes. If the IRS were to successfully challenge the classification of the Notes as indebtedness, interest payments on the Notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of non-U.S. Holders, distributions treated as dividends would generally be subject to withholding of U.S. income tax, except to the extent otherwise provided by an applicable income tax treaty. We agree, and by acquiring an interest in the Notes each beneficial owner of the Notes will agree, to treat the Notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment. You should consult your own tax advisors regarding the tax consequences that will arise if the Notes are not treated as indebtedness for U.S. federal income tax purposes.

Certain Additional Payments

In certain circumstances (e.g., as described under “Description of the Notes—Optional Redemption”) we may be obligated to pay amounts on the Notes that are in excess of stated interest or principal on the Notes. These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. It is possible that the IRS may take a contrary position. If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury regulations) determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale or other taxable disposition of the Notes would be treated as interest income rather than as capital gain. Our determination that the Notes are not contingent payment debt instruments is binding on you unless you disclose a contrary position to the IRS in the manner that is required by applicable Treasury regulations. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments. You should consult your tax adviser regarding the tax consequences if the Notes were treated as contingent payment debt instruments.

Consequences to U.S. Holders

Payments of Interest

Subject to the discussion below relating to our option to defer payments of interest on the Notes, we expect, and this discussion assumes, that the Notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on the Notes should be taxable to you as ordinary income when paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Under the terms of the Notes, we have the ability to defer payments of interest from time to time for up to ten years. Treasury regulations provide that the possibility that interest on the Notes might be deferred could result in the Notes being treated as issued with original issue discount (“OID”) unless the likelihood of such deferral is remote. Due to the terms of the Notes and the relevant facts and circumstances, we intend to take the position, and this discussion assumes, that, as of the date of this Prospectus Supplement, the likelihood of deferring payments of interest under the terms of the Notes is remote within the meaning of the Treasury regulations referred to above. Based on the foregoing, we do not intend to treat the Notes as issued with OID by reason of our deferral option. Our position is not, however, binding on the IRS. If the IRS takes a contrary position, you may be required to accrue OID by reason of our deferral option from the time of issuance, as described below, regardless of your method of accounting for U.S. federal income tax purposes.

In the event the possibility of interest deferral was determined not to be remote, or if we in fact exercise our option to defer payments of interest, the Notes would be treated as issued with OID at the time of issuance, or at the time of deferral, as the case may be, and all stated interest, or if interest is in fact deferred, all stated interest due after such deferral would be treated as OID. Consequently, you would be required to include interest income as it accrues using a constant yield method, regardless of your method of accounting, and before you receive any payment attributable to such income. The calculation of the amount of such accruals may be complex, and therefore you should consult your tax adviser regarding the tax consequences if the Notes were treated as issued (or deemed reissued) with OID.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a Note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition (less any amount equal to accrued but unpaid interest, which will be taxable as interest income, as described above) and your tax basis in the Note. Assuming we do not defer interest payments on the Notes and the Notes are not treated as issued with OID, your tax basis in a Note will generally equal the cost of your Note. If the Notes are treated as issued (or deemed reissued) with OID, your tax basis in a Note will generally equal the cost of your Note, increased by any OID previously included in income, and decreased by payments received on the Note after the date of such issuance (or deemed reissuance).

Gain or loss realized on the sale or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the Note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with payments of interest (including OID) on the Notes and proceeds received from a sale or other disposition of the Notes, unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your Notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of interest

Subject to the discussion of backup withholding and FATCA below, you will not be subject to U.S. federal withholding tax or income tax in respect of interest income (including any OID) on a Note, provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the U.S.;
•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;
•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and
•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN or W-8BEN-E (or other applicable form)) or (b) you hold the notes through certain foreign intermediaries or certain foreign partnerships, and you and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

Special certification rules will apply to you if you are a pass-through entity.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide a properly executed (i) IRS Form W-8BEN or W-BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. If you are engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although you will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, you will be subject to U.S. federal income tax on that interest on a net-income basis in the same manner as if you were a U.S. holder as described above. In addition, if you are a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding and FATCA below, gain realized by you on the sale or other taxable disposition of a Note will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or
•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale or other taxable disposition under regular graduated U.S. federal income tax rates. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. Holder as described above and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale or other taxable disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the U.S.

Information reporting and backup withholding

Generally, the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to you. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described above in the last bullet point under “—Payments of interest” has been received and the withholding agent does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient, or you otherwise establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Pursuant to legislation commonly referred to as “FATCA” and regulations promulgated thereunder, payments to foreign entities of interest on, or (subject to the proposed U.S. Treasury Regulations discussed below) gross proceeds from the sale or other dispositions of, debt obligations of a U.S. issuer will be subject to a withholding tax at a rate of 30%, unless (1) a foreign financial institution that is a payee undertakes certain diligence and reporting obligations, (2) a non-financial foreign entity that is a payee either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) a foreign financial institution or non-financial foreign entity that is a payee otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a Note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of notes on or after January 1, 2019, recently proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. You should consult your tax advisor regarding the possible effect of FATCA on your investment in the notes.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to particular tax consequences to you of holding and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

Underwriting

We have entered into an underwriting agreement with respect to the Notes with the underwriters listed below, for whom BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”). Subject to certain conditions, each of the underwriters has severally agreed to purchase the principal amount of Notes indicated in the following table:

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$50,834,000
Morgan Stanley & Co. LLC	50,834,000
Wells Fargo Securities, LLC	50,834,000
BB&T Capital Markets, a division of BB&T Securities, LLC	4,749,800
Citizens Capital Markets, Inc.	4,749,800
Guggenheim Securities, LLC	4,749,800
Janney Montgomery Scott LLC	4,749,800
J.P. Morgan Securities LLC	4,749,800
KeyBanc Capital Markets Inc.	4,749,800
Maxim Group LLC	4,749,800
PNC Capital Markets LLC	4,749,800
TD Securities (USA) LLC	4,749,800
The Williams Capital Group, L.P.	4,749,800
Total	$200,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the Notes, if they purchase any of the Notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed for a period beginning on the date of this prospectus supplement and continuing to and including a period of 30 days, not to offer, sell, contract to sell or otherwise dispose of any debt securities of SJI which mature more than one year after the delivery date of the Notes and which are substantially similar to the Notes, without the prior written consent of the Representatives.

Commissions and Discounts

The Notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement and may be offered to certain dealers at that price less a concession not in excess of $0.50 per Note; provided that concessions will be $0.30 per Note for sales to institutional investors. The underwriters may allow, and those dealers may reallow, a discount not in excess of $0.45 per Note to certain other dealers. If all the Notes are not sold at the initial price to public, the underwriters may change the price to public and the other selling terms.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $0.4 million and are payable by us.

The following table shows the price to public, the underwriting discount, and proceeds before expenses to us:

Principal Amount of Notes(1)
Price to Public	$200,000,000
Underwriting Discount	$5,342,625
Proceeds to us Before Expenses	$194,657,375
(1)	Reflects $83,250,000 principal amount of Notes sold to institutional investors, for which the underwriters received an underwriting discount of $0.5000 per Note, and $116,750,000 principal amount of Notes sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per Note.

Settlement

It is expected that delivery of the Notes will be made against payment for the Notes on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

New Issue of Securities

The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the NYSE and, if the application is approved, we expect trading in the Notes to begin within 30 days after the date that the Notes are first issued. The underwriters have advised us that they intend to make a market in the Notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of the Notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while this offering is in process.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have received and in the future will receive customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

Certain of the underwriters or their affiliates have a lending relationship with us and our affiliates. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us and our affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading price of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or
(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)	not a qualified investor as defined in the Prospectus Directive; and
(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to SJI.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the Notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the Notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offers described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”), and the Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in Korea

The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in the Republic of Korea (“Korea”) or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Notes may not be resold to Korean residents unless the purchaser of the Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Notes.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Notes in Taiwan.

Validity of the Notes

Certain legal matters in connection with this offering will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters relating to New Jersey law, including the validity of the Notes offered hereby, will be passed upon for us by Melissa Orsen, Senior Vice President and General Counsel. The underwriters have been represented by Sidley Austin LLP, New York, New York.

Experts

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Elizabethtown Gas as of and for the years ended December 31, 2017 and 2016 appearing in Exhibit 99.2 to the Current Report on Form 8-K of South Jersey Industries, Inc. dated September 12, 2018, incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and is incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of Elizabethtown Gas for the year ended December 31, 2015 included in South Jersey Industries, Inc.'s Current Report on Form 8-K dated September 12, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters.

Our filings are available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services. Copies of our periodic and current reports and proxy statements also may be obtained, free of charge, on the “Investors” section of our website at http://www.sjindustries.com. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus or any other filing we make with the SEC.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus. These documents contain important information about us and our financial condition, business and results.

We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of any offering; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below:

•	our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019, including information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement for our 2019 Annual Meeting of Shareholders on Schedule 14A filed with the SEC on March 15, 2019;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 filed with the SEC on May 8, 2019 and August 8, 2019, respectively;
•	our Current Reports on Form 8-K filed with the SEC on September 12, 2018 (exhibits 99.2 and 99.3 only), January 3, 2019, January 15, 2019, January 17, 2019, January 18, 2019, February 8, 2019, March 5, 2019, March 6, 2019, March 26, 2019, April 12, 2019, May 1, 2019, May 30, 2019, June 12, 2019 and September 9, 2019; and
•	future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering of the securities made under this prospectus supplement; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement, if such person makes a written or oral request directed to:

South Jersey Industries, Inc.
Attention: Corporate Secretary
1 South Jersey Plaza
Folsom, New Jersey 08037
(609) 561-9000

You can obtain copies of documents incorporated by reference in this prospectus supplement, without charge, by requesting them in writing or by telephone from us at the address above, Attention: Investor Relations. You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus, and any applicable free writing prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Our principal executive office is located at 1 South Jersey Plaza, Folsom, New Jersey 08037 (telephone number: (609) 561-9000). We maintain a website at http://www.sjindustries.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus, nor is it incorporated herein by reference.

PROSPECTUS

SOUTH JERSEY INDUSTRIES, INC.

SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
JUNIOR SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERENCE STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS

We may from time to time offer to sell our senior, subordinated or junior subordinated debt securities, common stock or preference stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The senior, subordinated or junior subordinated debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SJI.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange. The senior, subordinated or junior subordinated debt securities, preference stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preference stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 1 South Jersey Plaza, Folsom, New Jersey 08037. Our telephone number is (609) 561-9000.

Investing in our securities involves certain risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement. Also see “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2019

We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may include a discussion of any risk factors or other special considerations applicable to that offering. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The exhibits to the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. You should review the full text of these documents because the summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices as indicated under the heading “Where You Can Find More Information.”

Unless we otherwise specify or the context otherwise requires, references in this prospectus to “SJI,” the “Company,” the “registrant,” “we,” “us,” and “our” refer to South Jersey Industries, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding South Jersey Industries, Inc. and other issuers that file electronically with the SEC electronically. Copies of our periodic and current reports and proxy statements also may be obtained, free of charge, on the “Investors” section of our website at http://www.sjindustriesinc.com. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019, including information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement for our 2019 Annual Meeting of Shareholders on Schedule 14A filed with the SEC on March 15, 2019;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 filed with the SEC on May 8, 2019 and August 8, 2019, respectively;
•	our Current Reports on Form 8-K filed with the SEC on September 12, 2018 (exhibits 99.2 and 99.3 only), January 3, 2019, January 15, 2019, January 17, 2019, January 18, 2019, February 8, 2019, March 5, 2019, March 6, 2019, March 26, 2019, April 12, 2019, May 1, 2019, May 30, 2019, June 12, 2019 and September 9, 2019;
•	the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-3990); and
•	future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus, if such person makes a written or oral request directed to:

South Jersey Industries, Inc.
Attention: Corporate Secretary
1 South Jersey Plaza
Folsom, New Jersey 08037
(609) 561-9000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of our management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our other SEC filings incorporated by reference into this prospectus. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

ABOUT THE REGISTRANT

South Jersey Industries, Inc. (“SJI”), a New Jersey corporation, was formed in 1969 for the purpose of owning and holding all of the outstanding common stock of South Jersey Gas Company, a public utility, and acquiring and developing non-utility lines of business.

SJI provides a variety of energy-related products and services, primarily through the following wholly-owned subsidiaries:

•	SJI Utilities, Inc. (“SJIU”) is a holding company that owns South Jersey Gas Company (“SJG”), and as of July 1, 2018, Elizabethtown Gas Company (“ETG”) and Elkton Gas Company (“ELK”).
○	SJG is an operating public utility company engaged in the purchase, transmission and sale of natural gas for residential, commercial and industrial use.
○	ETG is a regulated natural gas utility which distributes natural gas in seven counties in northern and central New Jersey.
○	ELK is a regulated natural gas utility which distributes natural gas in northern Maryland.
•	South Jersey Energy Company (“SJE”) provides services for the acquisition and transportation of electricity for retail end users and markets total energy management services. In November 2018, SJI sold SJE’s retail gas businesses.
•	South Jersey Resources Group LLC markets natural gas storage, commodity and transportation assets along with fuel management services on a wholesale basis in the mid-Atlantic, Appalachian and southern states.
•	SJ Exploration, LLC owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania.
•	Marina Energy LLC develops and operates on-site energy-related projects. The significant wholly-owned subsidiaries of Marina include:
○	ACB Energy Partners, LLC, which owns and operates a natural gas fueled combined heating, cooling and power facility located in Atlantic City, New Jersey.
○	AC Landfill Energy, LLC, BC Landfill Energy, LLC, SC Landfill Energy, LLC and SX Landfill Energy, LLC, which owns and operates landfill gas-to-energy production facilities in Atlantic, Burlington, Salem and Sussex Counties in New Jersey.
•	South Jersey Energy Service Plus, LLC receives commissions on service contracts from a third party.
•	SJI Midstream, LLC invests in infrastructure and other midstream projects, including a current project to build an approximately 118-mile natural gas pipeline in Pennsylvania and New Jersey.

Our general mailing address is 1 South Jersey Plaza, Folsom, NJ 08037, and our telephone number is (609) 561-9000.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and our most recent, and any future, Quarterly Reports on Form 10-Q incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we will use the proceeds of any offering for general corporate purposes, which may include investments, working capital, investments in our subsidiaries and capital expenditures. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

South Jersey Industries, Inc. will be the issuer of any debt securities we may offer and references to “we,” “our,” or “us” in this description do not, unless the context otherwise indicates, include any of its subsidiaries. Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.

General

The debt securities that we may offer will be either senior debt securities or subordinated debt securities or junior subordinated debt securities. For a description of the junior subordinated debt securities, see “Description of Junior Subordinated Debt Securities.” Any senior debt securities will be issued under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. Any subordinated debt securities will be issued under an indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to the senior indenture and the subordinated indenture, collectively, as the “indentures,” and to each of the trustees under the indentures as a “trustee.” The terms of each series of debt securities will be set forth in a resolution of the board of directors of the Company, an officers’ certificate or by a supplemental indenture. You should read the indentures, including any amendments or supplements or any officers’ certificate setting forth the terms of any series of notes, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

•	Any senior debt securities that we may issue will be our unsubordinated obligations. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. The particular terms of each series of debt securities will be more fully described in the applicable prospectus supplement relating to the debt securities offered thereby.
•	Any subordinated debt securities that we may issue will be subordinated in right of payment to the prior payment in full of our senior debt. The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities. See “Subordination of Subordinated Debt Securities.” The particular terms of each series of subordinated debt securities will be more fully described in the applicable prospectus supplement relating to the subordinated debt securities offered thereby.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the applicable prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities with respect to which this prospectus is being delivered:

•	the title of the debt securities;
•	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the applicable indenture, except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, other debt securities of that series;
•	the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;
•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any, including any procedures to vary or reset such rate or rates, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;
•	the place or places where the principal of, and premium, if any, and interest on, the debt securities of the series shall be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us with respect to the debt securities of such series and the applicable indenture may be served, and the method of such payment, if by wire transfer, mail or other means if other than as set forth in the applicable indenture;
•	the date or dates from which such interest shall accrue, the dates on which such interest will be payable or the manner of determination of such dates, and the record date for the determination of holders to whom interest is payable on any such dates;
•	any trustees, authenticating agents or paying agents with respect to such series, if different from those set forth in the applicable indenture;
•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;
•	the period or periods within which, the price or prices at which and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option;
•	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations, or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;
•	the form of the debt securities of the series including the form of the trustee’s certificate of authentication for such series;
•	if other than denominations of $2,000 or integral multiples of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;
•	the currency or currencies in which payment of the principal of, premium, if any, and interest on, debt securities of the series shall be payable;
•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the portion of the principal amount thereof that will be due and payable upon declaration of acceleration of the maturity thereof or upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date, or, in any such case, the manner in which such deemed principal amount is to be determined;
•	the terms of any repurchase or remarketing rights;

•	if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions, if different from those contained in the applicable indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the indenture;
•	whether the debt securities of the series will be convertible into or exchangeable for other securities, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in addition to or in lieu of those described herein;
•	any additional restrictive covenants or events of default that will apply to the debt securities of the series, or any changes to the restrictive covenants set forth in the applicable indenture that will apply to the debt securities of the series, which may consist of establishing different terms or provisions from those set forth in the applicable indenture or eliminating any such restrictive covenant or event of default with respect to the debt securities of the series;
•	any provisions granting special rights to holders when a specified event occurs;
•	if the amount of principal or any premium or interest on debt securities of a series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;
•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;
•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the applicable indenture;
•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the trustee;
•	whether the debt securities of the series will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on which they will be sold;
•	any guarantees on the debt securities;
•	the provisions, if any, relating to any security provided for the debt securities of the series;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the applicable indenture;
•	if the debt securities are subordinated debt securities, the subordination terms of the subordinated debt securities; and
•	any and all additional, eliminated or changed terms that shall apply to the debt securities of the series, including any terms that may be required by or advisable under United States laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder, or advisable in connection with the marketing of debt securities of that series.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

The statements made hereunder relating to the indentures and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the subordinated debt securities being offered;
•	the restrictions, if any, on payments to the holders of the subordinated debt securities being offered while a default with respect to the senior indebtedness is continuing; and
•	the provisions requiring holders of the subordinated debt securities being offered to remit some payments to the holders of senior indebtedness.

Redemption

If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on and after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. If we redeem the debt securities of any series, we also must pay accrued and unpaid interest, if any, to the date of redemption on such debt securities.

Selection and Notice

If less than all of the debt securities of a series are to be redeemed at any time, the trustee will select the debt securities of such series for redemption by lot, based on the applicable procedures of The Depository Trust Company (“DTC”).

No debt securities in principal amount of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (in case of notes held in book entry form, by electronic transmission) at least 30 but not more than 60 days before the redemption date to each holder of debt securities of such series to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities of such series or a satisfaction and discharge of the indenture.

If any debt security is to be redeemed in part only, the notice of redemption that relates to that debt security will state the portion of the principal amount of that debt security that is to be redeemed. For debt securities issued in certificated form, a new certificate in principal amount equal to the unredeemed portion of the original debt security will be issued in the name of the holder of the original debt security upon cancellation of the original debt security. Debt securities called for redemption become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debt securities or portions of the debt securities called for redemption.

The trustee will not be liable for selections made by it as contemplated in this section. For any debt securities which are represented by global securities held on behalf of DTC, the Euroclear System (“Euroclear”) or Clearstream Banking S.A. (“Clearstream”), notices may be given by delivery of the relevant notices to DTC, Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.

Whether or not required by the rules and regulations of the SEC, so long as any debt securities are outstanding, we shall file with the trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

The following will be “Events of Default” with respect to debt securities of a particular series, except to the extent provided in the supplemental indenture, officers’ certificate or resolution of our board of directors pursuant to which a series of debt securities is issued:

•	failure to pay any interest on any of the debt securities of such series within 30 days after such interest becomes due and payable;
•	failure to pay principal of (or premium, if any, on) any of the debt securities of such series at maturity, or if applicable, the redemption price, when the same becomes due and payable by the terms of the debt securities of such series;
•	failure to pay any sinking fund installment as and when the same shall become due and payable by the terms of the debt securities of such series, and continuance of such default for a period of 30 days;
•	failure to comply with any of the covenants or agreements in any of the debt securities of such series or the indenture (other than an agreement or covenant that we included in the indenture solely for the benefit of another series of debt securities) for 90 days after there has been given, by registered or certified mail, to us by the trustee or to us by the holders of at least 25% in principal amount of all outstanding debt securities of a series affected by that failure, a written notice specifying such failure and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;
•	certain events involving our bankruptcy, insolvency or reorganization; and
•	any other Event of Default provided in the supplemental indenture, officers’ certificate or resolution of our board of directors under which such series of debt securities is issued or in the form of security for such series.

A default under one series of debt securities issued under the indenture will not necessarily be a default under another series of debt securities under the indenture. The trustee may withhold notice to the holders of a series of debt securities issued under such indenture of any default or event of default (except in any payment on the debt securities of such series) if the trustee considers it in the interest of the holders of the debt securities of that series to do so.

If an event of default for a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of that series may require us to pay immediately the principal amount plus accrued and unpaid interest on all the debt securities of that series. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs with respect to us, the principal amount plus accrued and unpaid interest on the debt securities of that series will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the debt securities of such series then outstanding may in some cases rescind this accelerated payment requirement.

A holder of debt securities of any series may pursue any remedy under the indenture applicable to the debt securities of that series only if:

•	the holder gives the trustee written notice of a continuing event of default;
•	the holders of at least 25% in principal amount of the debt securities of such series then outstanding make a written request to the trustee to pursue the remedy;
•	the holder furnishes to the trustee indemnity and/or security satisfactory to the trustee against loss, liability or expense;
•	the trustee fails to act for a period of 60 days after receipt of notice and furnishing of indemnity and/or security; and
•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of any holder to sue for enforcement of any overdue payment with respect to the debt securities of such series. In most cases, holders of a majority in principal amount of the debt securities of any series then outstanding may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of such series; and
•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default with respect to the debt securities of such series.

The indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture, and we are required upon becoming aware of any default or Event of Default, to deliver to the trustee a written statement specifying such default or Event of Default.

Covenants

Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction.

Consolidation, Merger or Sale

We will covenant not to consolidate with or merge into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries’, taken as a whole, assets to any person unless either we are the surviving corporation or the resulting, surviving or transferee entity is a corporation organized under the laws of the United States or, if such person is not a corporation, a co-obligor of the notes is a corporation organized under any such laws, and any successor or purchaser expressly assumes our obligations under the debt securities by an indenture supplemental to the indenture, and immediately after which, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. An officers’ certificate and an opinion of counsel will be delivered to the trustee, which will serve as conclusive evidence of compliance with these provisions.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented, and waivers may be obtained, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, debt securities of such series), and any existing default or Event of Default (other than a default or Event of Default in the payment of the principal of, premium on, if any, or interest on, debt securities of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such indenture or the applicable debt securities may be waived with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series). Without the consent of each holder of outstanding debt securities affected thereby, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting holder):

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required for any amendment, supplement or waiver;
•	reduce the rate of or change the time for payment of interest on the debt securities;
•	reduce the principal or change the stated maturity of any debt securities of any series;
•	reduce any premium payable on the redemption of any debt security, change the time at which any debt security may or must be redeemed or alter or waive any of the provisions with respect to the redemption of such debt securities;

•	make payments on any debt security payable in currency other than as originally stated in such debt security; impair the holder’s right to institute suit for the enforcement of any payment on any debt security; or
•	waive a continuing default or event of default regarding any payment on the debt securities.

Notwithstanding the preceding, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indenture or the applicable debt securities in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;
•	to provide for the assumption of our obligations under the indenture by a successor or transferee upon any merger, consolidation or asset transfer;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;
•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act, if applicable;
•	to add covenants that would benefit the holders of any outstanding series of debt securities or to surrender any of our rights under the indenture;
•	to add additional Events of Default with respect to any series of debt securities;
•	to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;
•	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities;
•	to facilitate the defeasance and discharge of any series of debt securities otherwise in accordance with the defeasance provisions of the indenture; provided that any such action does not adversely affect the rights of any holder of outstanding debt securities of such series in any material respect;
•	to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture;
•	to make any change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect; or
•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee.

The holders of not less than a majority in principal amount of the debt securities of each series then outstanding may on behalf of the holders of all of the debt securities of such series waive any past default with respect to those debt securities, except a default in the payment of the principal of or interest on any debt security of such series (provided, that the holders of a majority in principal amount of the debt securities of each series then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

A supplemental indenture that changes or eliminates any covenant, Event of Default or other provision of the indenture that has been expressly included solely for the benefit of one or more particular series of securities, if any, or which modifies the rights of the holders of securities of such series with respect to such covenant, Event of Default or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series that does not have the benefit of such covenant, Event of Default or other provision. It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Trustee

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture in accordance with the terms of the indenture and only after those holders have furnished the trustee indemnity and/or security satisfactory to it.

If the trustee becomes a creditor of ours, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign or obtain an order from the SEC permitting it to remain as trustee.

Paying Agent, Registrar and Transfer Agent

We will maintain one or more paying agents (each, a “Paying Agent”) for any debt securities we issue. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Paying Agents, other than the trustee, for all or any series of such debt securities. If we fail to appoint or maintain another entity as Paying Agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Paying Agent.

We will also maintain one or more registrars (each, a “Registrar”). We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more registrars, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as registrar, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as registrar.

We will also maintain one or more transfer agents. Each transfer agent shall perform the functions of a transfer agent. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more transfer agents, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as transfer agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as transfer agent.

The Registrar will maintain a register reflecting ownership of debt securities outstanding from time to time, and the Paying Agents will make payments on and facilitate transfer of debt securities on our behalf. We may change any Paying Agents, Registrars or transfer agents without prior notice to the holders of debt securities.

Governing Law

The indenture and any debt securities issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect with respect to a series of debt securities when either:

•	we have delivered to the trustee for cancellation all outstanding securities of such series, other than any securities that have been destroyed, lost or stolen and that have been replaced or paid as provided in the indenture;
•	all outstanding securities of such series that have not been delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we shall have irrevocably deposited with the trustee as trust funds the entire amount, in cash in U.S. dollars or noncallable U.S. governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption all securities of such series, including principal of and any premium and interest due or to become due on such date of maturity or date fixed for redemption, as the case may be; or

•	we have properly fulfilled any other means of satisfaction and discharge that may be set forth in the terms of the securities of such series.

In each case, we will also pay all other sums payable by us under the indenture with respect to the securities of such series and deliver to the trustee an opinion of counsel and an officers’ certificate, each stating that all conditions precedent to satisfaction and discharge with respect to the securities of such series have been complied with.

Defeasance

The term defeasance means the discharge of some or all of our obligations under the indenture. If we deposit with the trustee funds or U.S. government securities, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants, to make payments on any series of debt securities on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or
•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of the defeased debt securities of such series will not be entitled to the benefits of the indenture under which such series was issued, except for our obligation to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities of such series will also survive. We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service (the “IRS”) or a change in law to that effect.

Book-Entry, Delivery and Form

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement. Global securities may be issued in registered form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

We anticipate that any global securities will be deposited with, or on behalf of, DTC, and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.

Investors may elect to hold their interests in the global securities either (in the United States) through DTC or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly, if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security, and we do not appoint a successor depositary within 90 days after receiving that notice;
•	at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act, as amended, or other applicable statute or regulation, and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or
•	we determine that that global security will be exchangeable for definitive securities in registered form and we notify the trustee of our decision.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on all debt securities represented by a global security to the Paying Agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any Paying Agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security; or
•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants, or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing, and interacts with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through Euroclear Bank S.A/N.V. (the “Euroclear Operator”), a bank incorporated under the laws of the Kingdom of Belgium, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the

Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises us that it is regulated and examined by the Belgian banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, herein the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

The following is a general description of the junior subordinated debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of junior subordinated debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a junior subordinated debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the junior subordinated debt security you purchase.

General

Any junior subordinated debt securities will be issued under a junior subordinated indenture, which we refer to as the “junior subordinated indenture.” We refer to the trusteee under the junior subordinated indenture as a “junior subordinated trustee.” The terms of each series of junior subordinated debt securities will be set forth in a resolution of the board of directors of the Company, an officers’ certificate or by a supplemental indenture. You should read the junior subordinated indenture, including any amendments or supplements or any officers’ certificate setting forth the terms of any series of notes, carefully to fully understand the terms of the junior subordinated debt securities. The junior subordinated indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The junior subordinated indenture is subject to, and are governed by, the Trust Indenture Act.

We may issue an unlimited amount of junior subordinated debt securities under the junior subordinated indenture which is on parity with other junior subordinated debt securities. The junior subordinated debt securities will be our unsecured and subordinated obligations and will be subordinated to all of our Priority Indebtedness (as defined under “—Subordination”).

The authorized denominations of the junior subordinated debt securities will be $1,000 and any larger amount that is an integral multiple of $1,000, unless otherwise specified in the applicable prospectus supplement. Except in certain circumstances described below, the junior subordinated debt securities that are issued as global securities will not be exchangeable for junior subordinated debt securities in definitive certificated form.

The junior subordinated debt securities will not be subject to a sinking fund provision and are subject to defeasance. The junior subordinated indenture do not contain any financial covenants or restrict us from paying dividends, making investments, incurring indebtedness or repurchasing our securities. The junior subordinated indenture do not contain provisions that afford holders of the junior subordinated debt securities protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The junior subordinated indenture does not limit our ability to issue or incur other debt or issue preferred stock.

We will not pay any additional amounts to holders of the junior subordinated debt securities in respect of any tax, assessment or governmental charge.

Consolidation, Merger or Sale

We will agree not to merge or consolidate with any other person or sell or convey all or substantially all of our assets to any person unless (i) either we are the continuing person, or the successor (if other than us) is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such person expressly assumes the due and punctual payment of the principal of and interest on the junior subordinated debt securities, and the due and punctual performance and observance of all of the covenants and conditions of the junior subordinated indenture to be performed by us by supplemental indenture in form satisfactory to the relevant junior subordinated trustee, executed and delivered to the relevant junior subordinated trustee by such person, and (ii) immediately after giving effect to such merger or consolidation, or such sale or conveyance, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will occur and be continuing.

In case of any such consolidation, merger or conveyance, such successor will succeed to and be substituted for us, with the same effect as if it had been named as us in the applicable junior subordinated indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the junior subordinated indenture and the junior subordinated debt securities.

Modification of Junior Subordianted Indenture

Without Holder Consent

Without the consent of any holders of junior subordinated debt securities, we and the relevant junior subordinated trustee may from time to time amend and/or supplement the applicable junior subordinated indenture and the junior subordinated debt securities for the following purposes:

•	to evidence the succession of another person to us, or successive successions, and the assumption by such successor of our covenants, agreements and obligations pursuant to the provisions described under “—Consolidation, Merger or Sale”;
•	to add to our covenants such further covenants, restrictions or conditions as we in good faith consider to be for the protection of the holders of the junior subordinated debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions or conditions a default or an event of default; provided that such supplemental indenture may provide for a particular grace period or an immediate enforcement upon such default or limit the remedies available to the relevant junior subordinated trustee upon such default;
•	to change or eliminate any provision of the applicable junior subordinated indenture; provided, however, that any such change or elimination becomes effective only when there are no junior subordinated debt securities outstanding, or the junior subordinated debt securities are not entitled to the benefit of such provision;
•	to establish the form or terms of the applicable junior subordinated debt securites;
•	as determined by us in good faith, to cure any ambiguity or to correct or supplement any provision contained in the applicable junior subordinated indenture that may be defective or inconsistent with any other provisions contained therein;
•	to make such other provision in regard to matters or questions arising under the applicable junior subordinated indenture or to make any other changes in the provisions of the applicable junior subordinated indenture; provided that such action will not adversely affect the interest of the holders of the junior subordinated debt securities in any material respect;
•	to mortgage or pledge to the relevant junior subordinated trustee as security for the junior subordinated debt securities any property or assets;
•	to qualify, or maintain the qualification of, the applicable junior subordinated indenture under the Trust Indenture Act;
•	to evidence and provide for the acceptance of appointment under the applicable junior subordinated indenture by a successor junior subordinated trustee;
•	to supplement the applicable junior subordinated indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of the junior subordinated debt securities; provided that any such action shall not adversely affect the interests of any holder of an junior subordinated debt securities or coupon in any material respect; or
•	to conform the terms of the applicable junior subordinated indenture and the junior subordinated debt securities to the descriptions thereof contained in the “Description of the Junior Subordinated Notes” section in the preliminary prospectus supplement for the junior subordinated debt securities, as supplemented and/or amended by the related pricing term sheet.

With Holder Consent

Under each junior subordinated indenture, supplemental indentures for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable junior subordinated indenture or of modifying in any manner the rights of the holders of junior subordinated debt securities under the applicable junior subordinated indenture may be entered into by us and the relevant junior subordinated trustee, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debt securities issued under the applicable junior subordinated indenture. However, no such supplemental indenture shall:

•	change the maturity of the junior subordinated debt securities, or reduce the rate or extend the time of payment of any interest thereon or on any overdue principal amount or reduce the principal amount thereof, or change the provisions pursuant to which the rate of interest on the junior subordinated debt securities is determined if such change could reduce the rate of interest thereon, or reduce the minimum rate of interest thereon (if any), or reduce any amount payable upon any redemption thereof, or reduce the amount to be paid at maturity or make the principal thereof or any interest thereon or on any overdue principal amount payable in any coin or currency other than U.S. dollars or impair or affect the right to institute suit for the payment thereof when due without the consent of the holder of each junior subordinated debt security so affected;
•	reduce the percentage of junior subordinated debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all junior subordinated debt securities then outstanding;
•	modify any of the provisions of the applicable junior subordinated indenture relating to modifications, waivers of our compliance with covenants thereunder or direction of the relevant junior subordinated trustee by holders of junior subordinated debt securities, except to increase the percentage of holders who must consent thereto or to provide that certain other provisions cannot be modified or waived without the consent of the holders of all junior subordinated debt securities then outstanding; or
•	modify the provisions relating to the subordination of the junior subordinated debt securities in a manner adverse to the holders thereof without the consent of the holder of each junior subordinated debt security so affected.

A supplemental indenture that changes or eliminates any covenant or other provision of the applicable junior subordinated indenture expressly included solely for the benefit of holders of securities other than the junior subordinated debt securities issued thereunder, or which modifies the rights of the holders of securities other than the junior subordinated debt securities issued thereunder with respect to such covenant or other provision, will be deemed not to affect the rights of the holders of the junior subordinated debt securities under the applicable junior subordinated indenture.

We may omit to comply with any covenant or condition contained in any junior subordinated indenture if holders of a majority in principal amount of the junior subordinated debt securities issued thereunder waive such compliance.

Satisfaction and Discharge

The junior subordinated indenture provides that, at our option, we will be discharged from all obligations in respect of the junior subordinated debt securities then outstanding (except for certain obligations to register the transfer of or exchange the junior subordinated debt securities, to replace stolen, lost or mutilated junior subordinated debt securities, and to maintain paying agencies) if all of the junior subordinated debt securities have become due and payable, or are to become due and payable within one year or are called for redemption within one year under arrangements satisfactory to the relevant junior subordinated trustee for the giving of notice of redemption, and we, in each case, irrevocably deposit in trust with the relevant junior subordinated trustee money and/or securities backed by the full faith and credit of the United States that through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all of the principal of and interest on the junior subordinated debt securities on the stated maturity date in accordance with the terms thereof.

Defeasance

The junior subordinated indenture allows for, at our option, legal and/or covenant defeasance with respect to the junior subordinated debt securities. In order to defease the junior subordinated debt securities, the following conditions must be met (subject to certain limitation in the relevant junior subordinated indenture):

•	we must irrevocably deposit with the relevant junior subordinated trustee in trust (1) an amount in US dollars, or (2) government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of (and premium, if any) and interest, if any, on the junior subordinated debt securities, money, or (3) a combination thereof, in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge, the principal of (and premium, if any) and interest, if any, on the junior subordinated debt securities, to and including their stated maturity of the junior subordinated debt securities;
•	such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the applicable junior subordinated indenture or any other material agreement or instrument to which we are a party or by which we are bound;
•	in the case of legal defeasance, no event of default or event which with notice or lapse of time or both would become an event of default with respect to the junior subordinated debt securities shall have occurred and be continuing on the date of such deposit and, with respect to legal defeasance only, at any time during the period ending on the 91st day after the date of such deposit;
•	if the junior subordinated debt securities are to be redeemed prior to their stated maturity, notice of such redemption shall have been duly given pursuant to the applicable junior subordinated indenture or provision therefor satisfactory to the relevant junior subordinated trustee shall have been made;
•	we must deliver to the relevant junior subordinated trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the legal defeasance or covenant defeasance have been complied with; and
•	we must deliver to the relevant junior subordinated trustee an opinion of counsel to the effect that beneficial owners of the junior subordinated debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option to defease the junior subordinated debt securities, and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, which opinion of counsel must be based, solely in the case of legal defeasance, upon a ruling of the IRS to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the applicable junior subordinated indenture.

Subordination

The junior subordinated debt securities will be subordinate and junior in right of payment to all Priority Indebtedness as defined below.

If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or
•	the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness,

then the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any junior subordinated debt securities have the right to receive any payments of principal or interest on their junior subordinated debt securities.

“Priority Indebtedness” means the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;
•	our obligations under synthetic leases, finance leases and capitalized leases;
•	our obligations for reimbursement under letters of credit, surety bonds, banker’s acceptances, security purchase facilities or similar facilities issued for our account;
•	any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and
•	all indebtedness of others of the kinds described in the preceding categories which we have assumed, endorsed or guaranteed or with respect to which we have a similar contingent obligation.

However, “Priority Indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries, and any other indebtedness that effectively by its terms, or expressly provides that it, ranks on parity with, or junior to, the junior subordinated debt securities.

Priority Indebtedness will be entitled to the benefits of the subordination provisions in the applicable junior subordinated indenture irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. We may not amend the applicable junior subordinated indenture to change the subordination provisions in a manner adverse to the holders of Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect.

The junior subordinated debt securities will be unsecured and will be subordinated and junior in right of payment, to the extent and in the manner stated in the applicable junior subordinated indenture, to all of our existing and future Priority Indebtedness. The junior subordinated debt securities will be effectively subordinated to all liabilities of our subsidiaries. Holders of the junior subordinated debt securities should recognize that contractual provisions in the applicable junior subordinated indenture may prohibit us from making payments on the junior subordinated debt securities.

The junior subordinated indenture does not restrict or limit in any way our ability to incur Priority Indebtedness.

Events of Default

Each of the following is an “Event of Default” with respect to the junior subordinated debt securities:

•	failure to pay required interest on the junior subordinated debt securities for 30 days;
•	failure to pay when due principal on the junior subordinated debt securities;
•	failure to perform, for 90 days after notice, any other covenant in the junior subordinated indenture applicable to the junior subordinated debt securities, unless such period is extended or corrective action is initiated within such periods and is being diligently pursued; and
•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an Event of Default should occur and be continuing, either the junior subordinated trustee or the holders of at least 25% in total principal amount of outstanding junior subordinated debt securities may declare each junior subordinated debt security immediately due and payable.

The holders of a majority in principal amount of outstanding junior subordinated debt securities may waive a default or Event of Default, other than a default in the payment of principal of, or interest on, the junior subordinated debt securities (including the redemption price or purchase price of the junior subordinated debt securities, if applicable), or a default or Event of Default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security.

If any portion of the amount payable on the junior subordinated debt securities upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of such portion.

The holders of a majority in principal amount of outstanding junior subordinated debt securities will be entitled to control certain actions of the junior subordinated trustee. The junior subordinated trustee generally will not be required to take any action requested, ordered or directed by any of the holders of the junior subordinated debt securities, unless one or more of such holders shall have offered to the junior subordinated trustee security and/or indemnity satisfactory to it.

Before any holder of junior subordinated debt securities may institute action for any remedy, except payment on such holder’s junior subordinated debt securities when due, the holders of not less than a majority in principal amount of outstanding junior subordinated debt securities must request the junior subordinated trustee to take action. Holders must also offer and give the junior subordinated trustee security and/or indemnity satisfactory to it against liabilities incurred by the junior subordinated trustee for taking such action.

We are required to annually furnish the junior subordinated trustee a statement as to our compliance with all conditions and covenants under the junior subordinated indenture. The junior subordinated trustee is required, within 90 days after the occurrence of a default, to give notice of all defaults to each holder of the junior subordinated debt securities. However, the junior subordinated indenture provides that the junior subordinated trustee may withhold notice to the holders of the junior subordinated debt securities of any default, other than a default in the payment of principal of, or interest on, the junior subordinated debt securities (including the redemption price or purchase price of the junior subordinated debt securities, if applicable), if it considers withholding notice to be in the interests of the holders of the junior subordinated debt securities.

Book-Entry, Delivery and Form

Unless otherwise specified in an applicable prospectus supplement, the provisions of “Description of Senior Debt Securities and Subordinated Debt Securities—Book-Entry, Delivery and Form” will apply to junior subordinated debt securities.

DESCRIPTION OF CAPITAL STOCK

SJI is authorized to issue 120,000,000 shares of common stock, $1.25 par value per share, and 2,500,000 shares of preference stock, without par value. As of August 1, 2019, there were 92,390,349 shares of common stock outstanding and no shares of preference stock outstanding.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SJI.” All outstanding shares of our common stock are validly issued, fully paid and nonassessable.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended through February 27, 2015 (as so amended, our “Certificate of Incorporation”), our Bylaws, as amended and restated through April 21, 2017 (our “Bylaws”), and the laws of the state of New Jersey.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders.

There is no provision for cumulative voting with regard to the election of directors. This could prevent directors from being elected by a relatively small group of shareholders.

Dividend Rights

Holders of our common stock are entitled to receive any dividends our board of directors may declare on our common stock, subject to the prior rights of any preference stock. Our board of directors may declare dividends from funds legally available for this purpose.

Liquidation Rights

If we liquidate, dissolve or are wound up, then after payment of or provision for claims of creditors and after payment of any liquidation preferences to holders of any preference stock, the holders of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock.

Other Rights

The holders of our common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of SJI and no rights to convert their common stock into any other securities. Our common stock is not subject to any redemption or sinking fund provisions.

Preference Stock

Our board of directors has the authority, without other action by shareholders, to issue preference stock in one or more series.

Our board of directors has the authority to determine the terms of each series of preference stock, within the limits of our amended and restated articles of incorporation, our amended and restated by-laws and the laws of the state of New Jersey. These terms include the number of shares in a series and applicable dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights, if any.

Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws and New Jersey law

Certain provisions of our Certificate of Incorporation, our Bylaws and New Jersey law could discourage, delay or prevent some transactions involving unsolicited acquisitions or changes of control of the Company. We believe that these provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of the Company, our shareholders and certain other constituents. However, such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, even when a majority of our shareholders might consider such proposals, if made, desirable. Such provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the assent of our board of directors. These provisions include:

•	limitations on certain transactions (including mergers, consolidations, asset dispositions and securities issuances) with certain entities that beneficially own 5% or more of our capital stock;
•	a requirement for the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding common stock to amend the limitations on such transactions;
•	authorization of our board of directors to issue common stock and preference stock from time to time in its discretion;
•	authorization of our board of directors to establish one or more series or classes of undesignated preference stock, the terms of which can be determined by our board of directors at the time of issuance;
•	noncumulative voting;
•	authorization of our directors to fill any vacancies on our board of directors, including vacancies resulting from a board resolution to increase the number of directors; and
•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors.

Transactions with Related Persons

Our Certificate of Incorporation prohibits us from engaging in certain transactions with certain “Related Persons,” as further described further below, including (i) any merger or consolidation, (ii) any sale, lease, exchange or other disposition of any substantial part of our assets or (iii) any issuance or transfer of any securities having voting power in exchange for securities, cash or other property unless (x) approved by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of our capital stock entitled to vote in the election of directors or (y) approved by our board of directors prior to the time that the Related Person became a Related Person. The restriction applies to any such transaction with a person who was a Related Person within the 12 months preceding the record date for determination of the shareholders entitled to notice of the transaction and to vote thereon.

A “Related Person” is defined for this purpose as any person (other than a corporation or any subsidiary of SJI) who is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors.

The provisions of our Certificate of Incorporation relating to transactions with Related Persons may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

Anti-Takeover Effects of the New Jersey Shareholders Protection Act

We are subject to Section 14A:10A of the New Jersey Shareholders Protection Act. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board of directors approved the combination prior to the shareholder becoming an interested stockholder or (ii) the corporation’s board of directors approved the transaction or series of transactions which caused the person to become an interested stockholder before the person became an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board of directors and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined for this purpose to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined to include, among other things:

•	the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder;
•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets; or
•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

Authorized but Unissued Common Stock and Preference Stock

The authorized but unissued shares of our common stock and preference stock are available for future issuance without shareholder approval. Further, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to any such preference stock and could issue such stock in either public or private transactions.

New Jersey law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply to us so long as our common stock remains listed on the New York Stock Exchange, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.

We may issue additional shares for a variety of corporate purposes. We may engage in public or private offerings to raise additional capital or to facilitate corporate acquisitions. We may issue shares of common or preference stock to persons friendly to current management. Such an issuance may discourage, delay or prevent an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. This could deprive our shareholders of opportunities to sell their shares of our stock at prices higher than prevailing market prices. Our board of directors could also use these shares to dilute the ownership of persons seeking to obtain control of the Company.

Number of Directors; Filling of Vacancies

Our Bylaws provide that our board of directors will have eleven directors. The size of the board of directors may be changed by a majority vote of the board of directors. Our Bylaws permit the board of directors to fill any new directorships it creates and any other vacancies. Accordingly, our board of directors may be able to prevent any shareholder from obtaining majority representation on our board of directors by increasing the size of the board of directors and filling the newly created directorships with its own nominees.

The provisions of our Bylaws relating to the number of directors and filling of vacancies may be amended only by the majority vote of the directors or the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

Advance Notice Provisions

Our Bylaws provide that in order for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give written notice, in proper form, to our Secretary (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the previous year’s annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the anniversary date, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the previous year’s annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever comes first, and (iii) in the case of any special meeting of the shareholders, not less than 60 days nor more than 90 days prior to the date of such meeting.

Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors. The notice of any nomination for election as a director must set forth:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
•	the class and number of shares of the Company beneficially owned by the shareholder and any persons acting in concert with the shareholder;
•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the shareholder;
•	such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our board of directors; and
•	the consent of each nominee to serve as a director if so elected.

The notice to bring any other matter a shareholder proposes to bring before a meeting of the shareholders must also set forth:

•	a description of the proposal containing all material information relating thereto; and
•	a representation that the shareholder is a holder of record of the stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

The advance notice provisions may discourage, delay or prevent a person from bringing matters before a shareholder meeting. The provisions may provide enough time for us to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon.

Transfer Agent

Broadridge Corporate Issuer Solutions, Inc., serves as our transfer agent and registrar.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preference stock, warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale or through any other methods described in a prospectus supplement. The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, Gibson, Dunn & Crutcher LLP, New York, New York will pass upon the validity of any securities issued under this prospectus as to matters governed by the laws of the State of New York. Unless otherwise indicated in the applicable prospectus supplement, Melissa Orsen, Senior Vice President and General Counsel of the Company will pass upon the validity of any securities issued under this prospectus as to all matters governed by the laws of the State of New Jersey. Ms. Orsen is employed by the Company, participates in various employee benefit plans of the Company under which she may receive shares of common stock of the Company and currently beneficially owns less than one percent of the outstanding shares of common stock of the Company. Any underwriters will be represented by their own legal counsel, which will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Elizabethtown Gas as of and for the years ended December 31, 2017 and 2016 apprearing in Exhibit 99.2 to the Current Report on Form 8-K of South Jersey Industries, Inc. dated September 12, 2018, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and is incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of Elizabethtown Gas for the year ended December 31, 2015 included in South Jersey Industries, Inc.’s Current Report on Form 8-K dated September 12, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$200,000,000

South Jersey Industries, Inc.

5.625% Junior Subordinated Notes due 2079

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch
Morgan Stanley
Wells Fargo Securities

Co-Managers

BB&T Capital Markets
Citizens Capital Markets
Guggenheim Securities
Janney Montgomery Scott
J.P. Morgan
KeyBanc Capital Markets
Maxim Group LLC
PNC Capital Markets LLC
TD Securities
The Williams Capital Group, L.P.

The date of this prospectus supplement is September 9, 2019